QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(A)

        Offer To Purchase
All Outstanding Shares of Common Stock
of
TUBEMOGUL, INC.
at
$14.00 Per Share, Net in Cash
by
TIGER ACQUISITION CORPORATION
a subsidiary of
ADOBE SYSTEMS INCORPORATED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M.,
EASTERN TIME, ON FRIDAY, DECEMBER 16, 2016, UNLESS THE OFFER IS EXTENDED OR
EARLIER TERMINATED.

        Tiger Acquisition Corporation, a Delaware corporation ("Purchaser"), a subsidiary of Adobe Systems Incorporated, a Delaware corporation ("Adobe"), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of TubeMogul, Inc., a Delaware corporation ("TubeMogul"), at a purchase price of $14.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 10, 2016 (as it may be amended from time to time, the "Merger Agreement"), by and among TubeMogul, Adobe and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into TubeMogul pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), upon the terms and subject to the conditions set forth in the Merger Agreement, with TubeMogul continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly-owned subsidiary of Adobe (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than (i) Shares held in the treasury of TubeMogul and Shares owned by Purchaser, Adobe or any wholly-owned subsidiary of Adobe or of TubeMogul immediately prior to the Effective Time, or (ii) Shares held by any stockholder that is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL and who, as of the Effective Time, has neither effectively withdrawn nor lost such stockholder's rights to such appraisal and payment under the DGCL with respect to such Shares) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest thereon and subject to any required tax withholding. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of various conditions set forth in the Merger Agreement, including, among other conditions: (i) the Minimum Condition (as defined below in the "Summary Term Sheet") and (ii) the Antitrust Condition (as defined below in Section 15 — "Conditions of the Offer"). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — "Conditions of the Offer." There is no financing condition to the Offer.

        The Board of Directors of TubeMogul (the "TubeMogul Board") has unanimously adopted resolutions: (i) determining that the Merger Agreement, including the Offer, the Merger and the other transactions contemplated thereby, are fair to and in the best interests of TubeMogul and its stockholders; (ii) electing that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL; (iii) adopting and approving the Merger Agreement, declaring the advisability of the Merger Agreement and approving the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iv) approving the execution, delivery and performance by TubeMogul of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (v) recommending that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        A summary of the principal terms and conditions of the Offer appears in the "Summary Term Sheet" beginning on page v of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

        NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

IMPORTANT

        If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the "Summary Term Sheet") together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — "Procedures for Accepting the Offer and Tendering Shares" or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser before the expiration of the Offer.

        If you wish to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined below in the "Summary Term Sheet") or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3 — "Procedures for Accepting the Offer and Tendering Shares."

        Questions and requests for assistance should be directed to the Information Agent (as defined below in the "Summary Term Sheet") at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other material related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

 SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning TubeMogul contained in this summary term sheet and elsewhere in this Offer to Purchase has been provided to Adobe and Purchaser by TubeMogul or has been taken from, or is based upon, publicly available documents or records of TubeMogul on file with the Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer. Adobe and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	All of the outstanding shares of common stock, par value $0.001 per share, of TubeMogul (the "Shares").
Price Offered Per Share	$14.00, net to the seller in cash, without interest thereon and subject to any required tax withholding.
Scheduled Expiration of Offer	One minute past 11:59 p.m., Eastern Time, on Friday, December 16, 2016, unless the Offer is otherwise extended or earlier terminated.
Purchaser	Tiger Acquisition Corporation, a Delaware corporation and a subsidiary of Adobe.
TubeMogul Board Recommendation	TubeMogul's board of directors (the "TubeMogul Board") unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

        Tiger Acquisition Corporation, a Delaware corporation, which was formed solely for the purpose of facilitating an acquisition by Adobe, is offering to buy all Shares at a price per share of $14.00, net to the seller in cash, without interest thereon and subject to any required tax withholding. Purchaser is a subsidiary of Adobe.

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we" and "our" to refer to Purchaser and, where appropriate, Adobe. We use the term "Purchaser" to refer to Tiger Acquisition Corporation alone, the term "Adobe" to refer to Adobe Systems Incorporated alone and the term "TubeMogul" to refer to TubeMogul, Inc., a Delaware corporation.

        See Section 8 — "Certain Information Concerning Adobe and Purchaser."

What is the class and amount of securities sought pursuant to the Offer?

        Purchaser is offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term "Offer" to refer to this offer and the term "Shares" to refer to the Shares that are the subject of the Offer.

        See Section 1 — "Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, TubeMogul. Following the consummation of the Offer, we intend to complete the Merger (as defined below) as promptly as practicable. Upon completion of the Merger, TubeMogul will become a subsidiary of Adobe. In addition, we intend to cause TubeMogul to be delisted from the Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after completion of the Merger.

v

Who can participate in the Offer?

        The Offer is open to all holders and beneficial owners of Shares.

How much are you offering to pay?

        Purchaser is offering to pay $14.00 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding. We refer to this amount as the "Offer Price."

        See the "Introduction" to this Offer to Purchase.

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

        See the "Introduction" to this Offer to Purchase and Section 18 — "Fees and Expenses."

Is there an agreement governing the Offer?

        Yes. TubeMogul, Adobe and Purchaser have entered into an Agreement and Plan of Merger, dated as of November 10, 2016 (as it may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into TubeMogul, with TubeMogul surviving such merger as a subsidiary of Adobe (such merger, the "Merger").

        See Section 11 — "The Merger Agreement; Other Agreements" and Section 15 — "Conditions of the Offer."

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

        The receipt of cash in exchange for your Shares in the Offer or, assuming you do not tender your Shares pursuant to the Offer and the Offer is consummated, in exchange for your Shares in the Merger, will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined below). In general, provided that you are a U.S. Holder and hold your Shares as capital assets, you will recognize capital gain or loss in an amount equal to the difference between (i) the Offer Price and (ii) your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger. See Section 5 — "Certain U.S. Federal Income Tax Consequences of the Offer" for a more detailed discussion of the tax treatment of the Offer and the Merger (including for Non-U.S. Holders (as defined below)).

        We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?

        Yes. We estimate that we will need approximately $540 million to purchase all of the Shares pursuant to the Offer and to complete the Merger, and that Adobe will provide sufficient funds for this purpose. Adobe expects to obtain the necessary funds to pay for Shares validly tendered, and not withdrawn, pursuant to the Offer from cash on hand and available borrowings under our credit facility at or about the first time as of which Purchaser accepts any Shares for payment pursuant to the Offer (such time, the "Acceptance Time") and to obtain the necessary funds to pay for Shares exchanged for cash in the Merger from cash on hand and available borrowings under our credit facility at or about the time of the closing of the Merger.

        See Section 9 — "Source and Amount of Funds."

Is Purchaser's financial condition relevant to my decision to tender my Shares in the Offer?

        We do not think Purchaser's financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  if we consummate the Offer, we intend to complete the Merger, in which all Shares (subject to limited exceptions for Shares subject to appraisal rights and any Shares held by us, TubeMogul or our respective subsidiaries) that then remain issued and outstanding will be converted into the right to receive the Offer Price in cash;

  •
  Purchaser, through its parent company, Adobe, will have sufficient funds available to purchase all Shares validly tendered, and not withdrawn, in the Offer and all Shares converted into the right to receive the Offer Price in cash in the Merger; and

  •
  the Offer and the Merger are not subject to any financing or funding condition.

        See Section 9 — "Source and Amount of Funds" and Section 11 — "The Merger Agreement; Other Agreements."

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

        Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — "Conditions of the Offer," including, among other conditions, the Minimum Condition. The "Minimum Condition" means the valid tender, without withdrawal prior to the expiration of the Offer, of that number of Shares (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which would represent at least a majority of the issued and outstanding Shares (assuming the exercise of all outstanding stock options and the issuance of all Shares that TubeMogul is obligated to issue thereon) immediately prior to the Acceptance Time.

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until one minute past 11:59 P.M., Eastern Time, on the Expiration Date to tender your Shares in the Offer. The term "Expiration Date" means Friday, December 16, 2016, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" means such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional opportunity to tender your Shares.

        If you cannot deliver everything required to make a valid tender by the scheduled expiration of the Offer, you may still participate in the Offer by using the guaranteed delivery procedures that are described in Section 3 — "Procedures for Accepting the Offer and Tendering Shares" prior to the scheduled expiration of the Offer.

        See Section 1 — "Terms of the Offer" and Section 3 — "Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. The Merger Agreement provides that, subject to the parties' respective termination rights in the Merger Agreement, Purchaser: (i) shall extend the Offer from time to time: (A) for any period required by any law or any interpretation or position of the SEC applicable to the Offer; (B) for periods the length of which shall be specified by Purchaser or Adobe (not to exceed ten business days per extension) until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") will have expired or been terminated; and (C) at the request of TubeMogul, if, as of the scheduled Expiration Date, any of the conditions to Purchaser's obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer set forth in Exhibit B to the Merger Agreement (collectively, the "Offer Conditions") is not satisfied and has not been waived by Adobe or Purchaser, for periods the length of which shall be specified by Purchaser or Adobe (not to exceed ten business days per extension) to permit such Offer Condition to be satisfied; and (ii) may extend the Offer from time to time, in its discretion (and without the consent of TubeMogul or any other person), if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Adobe or Purchaser, for periods the length of which shall be specified by Purchaser or Adobe (not to exceed ten business days per extension) to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser be required or permitted (without the prior written consent of TubeMogul) to extend the Offer to a date later than the Outside Date. The "Outside Date" means May 8, 2017, as summarized below in Section 11 — "The Merger Agreement; Other Agreements — Termination of the Merger Agreement."

        See Section 1 — "Terms of the Offer" and Section 11 — "The Merger Agreement; Other Agreements."

Will there be a subsequent offering period?

        It is not expected that there will be, and the Merger Agreement does not provide for, a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act.

        See Section 1 — "Terms of the Offer."

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the depositary for the Offer (the "Depositary"), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

        See Section 1 — "Terms of the Offer."

What are the most significant conditions to the Offer?

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by one minute past 11:59 P.M., Eastern Time, on the scheduled Expiration Date of the Offer, including, among other conditions:

  •
  the Minimum Condition;

  •
  the Antitrust Condition (as defined below in Section 15 — "Conditions of the Offer");

  •
  the accuracy of TubeMogul's representations and warranties set forth in the Merger Agreement, and the performance of TubeMogul's covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and

  •
  since November 10, 2016, no Company Material Adverse Effect (as defined in Section 11 — "The Merger Agreement; Other Agreements — Merger Agreement — Material Adverse Effect) has occurred and is continuing and no Effect (as defined in Section 11 — "The Merger Agreement; Other Agreements — Merger Agreement — Material Adverse Effect) that would reasonably be expected to result in a Company Material Adverse Effect has occurred.

        The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — "Conditions of the Offer." The Offer is not subject to any financing condition.

How do I tender my Shares?

        If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Expiration Date. If you hold your Shares as the registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

        If you are unable to deliver everything that is required to tender your Shares to the Depositary by the Expiration Date, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the notice.

        See Section 3 — "Procedures for Accepting the Offer and Tendering Shares."

If I accept the Offer, how will I get paid?

        If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments subject to any withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

        See Section 3 — "Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until one minute past 11:59 p.m., Eastern Time, on the Expiration Date. In addition, if we have not accepted your Shares for payment by the end of Monday, January 16, 2017, you may withdraw them at any time after that date until we accept your Shares for payment.

        See Section 4 — "Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.

        See Section 4 — "Withdrawal Rights."

Has the Offer been approved by the Board of Directors of TubeMogul?

        Yes. The TubeMogul Board has unanimously adopted resolutions: (i) determining that the Merger Agreement, including the Offer, the Merger and the other transactions contemplated thereby, are fair to and in the best interests of TubeMogul and its stockholders; (ii) electing that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL"); (iii) adopting and approving the Merger Agreement, declaring the advisability of the Merger Agreement and approving the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iv) approving the execution, delivery and performance by TubeMogul of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (v) recommending that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        More complete descriptions of the reasons for the TubeMogul Board's recommendation and approval of, the Offer and the Merger are set forth in TubeMogul's Solicitation/Recommendation Statement on

Schedule 14D-9 (the "Schedule 14D-9") to be filed by TubeMogul with the SEC under the Exchange Act and mailed to you and other stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings "Background of the Offer" and "Reasons for Recommendation of the TubeMogul Board."

If Shares tendered pursuant to the Offer are purchased by Purchaser, will TubeMogul continue as a public company?

        No. We expect to complete the Merger as promptly as practicable following the consummation of the Offer. Once the Merger takes place, TubeMogul will be a subsidiary of Adobe. Following the Merger, we intend to cause TubeMogul to be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act.

        See Section 13 — "Certain Effects of the Offer."

Will a meeting of TubeMogul's stockholders be required to approve the Merger?

        No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

  •
  the agreement of merger expressly permits or requires that the merger shall be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

  •
  an acquiring corporation consummates a tender offer for any and all of the outstanding stock of such constituent corporation (other than any shares held by the constituent corporation, the corporation making such offer, any person that owns, directly or indirectly, all of the outstanding stock of the corporation making the offer, and any direct or indirect wholly-owned subsidiaries of any of the foregoing);

  •
  following the consummation of the tender offer, the acquiring corporation holds at least the amount of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation; and

  •
  each outstanding share of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into the same consideration for their stock in the merger as was payable in the tender offer.

        If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of TubeMogul's stockholders and without a vote or any further action by the stockholders.

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

        If the Offer is consummated and certain other conditions are satisfied, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the effective time of the Merger (the "Effective Time"), all of the then issued and outstanding Shares (other than (i) Shares held in the treasury of TubeMogul and Shares owned by Purchaser, Adobe or any wholly-owned subsidiary of Adobe or of TubeMogul immediately prior to the Effective Time, or (ii) Shares held by any stockholder that is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL and who, as of the Effective Time, has neither effectively withdrawn nor lost such stockholder's rights to such appraisal and payment under the DGCL with respect to such Shares) will be converted in the Merger into the right to receive an amount in cash equal to the Offer Price, without interest thereon and subject to any required tax withholding (the "Merger Consideration").

x

        If the Merger is completed, TubeMogul's stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer. See Section 17 — "Appraisal Rights." However, if the Offer is consummated but the Merger is not completed, the number of TubeMogul's stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that TubeMogul will be delisted from the Nasdaq Global Select Market, will no longer be required to make filings with the SEC under the Exchange Act, or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.

        See the "Introduction" to this Offer to Purchase, Section 11 — "The Merger Agreement; Other Agreements" and Section 13 — "Certain Effects of the Offer."

What will happen to my stock options and restricted stock units (if any) in the Offer?

        The Offer is being made only for Shares, and not for outstanding stock options or restricted stock units issued by TubeMogul. Holders of outstanding vested but unexercised stock options or restricted stock units issued by TubeMogul may participate in the Offer only if they first exercise such stock options or become vested in such restricted stock units and settle them for Shares in accordance with the terms of the applicable equity incentive plan and other applicable agreements of TubeMogul and tender the Shares, if any, issued upon such exercise or in connection with such vesting and settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding stock options or restricted stock units that the holder will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — "Procedures for Accepting the Offer and Tendering Shares."

        At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding stock option, each stock option that is outstanding, unexercised and vested (or required to vest as a result of the Merger), subject to the terms and conditions set forth in the Merger Agreement, will terminate and be cancelled at the Effective Time and each holder of such stock option will be entitled to receive from TubeMogul, and will receive as soon as practicable following the Effective Time, in settlement of each such stock option an Option Cash Amount. The "Option Cash Amount" will be equal to the net amount of (i) the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per Share otherwise issuable upon exercise of such stock option, multiplied by (B) the number of Shares subject to such stock option, less (ii) any applicable withholdings for taxes. Notwithstanding the foregoing, if the exercise price per Share of any stock option equals or exceeds the Merger Consideration, effective as of the Effective Time, such stock option shall automatically be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

        The Merger Agreement also provides that, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding restricted stock unit, each restricted stock unit that is outstanding, unsettled and vested (or required to vest as a result of the Merger), subject to the terms and conditions set forth in the Merger Agreement, will terminate and be canceled at the Effective Time and each holder of such restricted stock unit will be entitled to receive from TubeMogul, and will receive as soon as practicable following the Effective Time, in settlement of each such restricted stock unit an RSU Cash Amount. The "RSU Cash Amount" will be equal to the product of (i) the total number of Shares issuable in settlement of the restricted stock unit immediately prior to the Effective Time (taking into account any acceleration of vesting), multiplied by (ii) the Merger Consideration, less any applicable withholdings for Taxes.

        The Merger Agreement also provides that at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding stock option: (i) each stock option that is outstanding, unexercised, has an exercise price per share that is less than the Merger Consideration and is not vested (or required to vest as a result of the Merger) (an "Unvested In-the-Money Option") and is held by a current employee of TubeMogul or any subsidiary of TubeMogul as of immediately prior to the Effective Time; and (ii) each restricted stock unit that is outstanding and is not vested (or required to vest as a result of the Merger) and is held by a current employee of TubeMogul or any subsidiary of TubeMogul as of immediately prior to the Effective Time (each, an "Unvested RSU"), shall, in the case of each of clauses "(i)" and "(ii)," be assumed or replaced and become: (A) in the case of each such Unvested In-the-Money Option, a stock option to purchase shares of the Common Stock, par value $0.0001 per share, of Adobe ("Adobe Common Stock") and (B) in the case of each Unvested RSU, a restricted stock unit in respect of shares of Adobe Common Stock.

        The Merger Agreement provides that from and after the Effective Time: (i) each Unvested In-the-Money Option assumed or replaced by Adobe may be exercised solely for shares of Adobe Common Stock; (ii) the number of shares of Adobe Common Stock underlying each such Unvested In-the-Money Option shall be determined by multiplying the number of Shares underlying such Unvested In-the-Money Option by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Adobe Common Stock; (iii) the per-share exercise price for the Adobe Common Stock issuable upon exercise of each such Unvested In-the-Money Option shall be determined by dividing: (A) the exercise price per share of such Unvested In-the-Money Option by (B) the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) subject to the terms of the stock option agreement by which such Unvested In-the-Money Option is evidenced, any restriction on the exercise of such Unvested In-the-Money Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Unvested In-the-Money Option shall otherwise remain unchanged; provided, however, that Adobe's board of directors or a committee thereof shall succeed to the authority and responsibility of the TubeMogul Board or any committee thereof with respect to such Unvested In-the-Money Option.

        The Merger Agreement also provides that from and after the Effective Time: (A) each Unvested RSU assumed or replaced by Adobe will, upon the vesting thereof, become a restricted stock unit in respect of shares of Adobe Common Stock; (B) the number of shares of Adobe Common Stock underlying such Unvested RSU shall be determined by multiplying: (1) the number of shares of Company Common Stock underlying such Unvested RSU by (2) the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Adobe Common Stock; and (C) any restriction on the vesting or settlement or issuance of shares under such Unvested RSU shall continue in full force and effect, and the term, vesting schedule and other provisions of such Unvested RSU shall otherwise remain unchanged; provided, however, that Adobe's board of directors or a committee thereof shall succeed to the authority and responsibility of the TubeMogul Board or any committee thereof with respect to such Unvested RSU.

        For purposes of the Merger Agreement, "Conversion Ratio" means a fraction having: (a) a numerator equal to the Merger Consideration; and (b) a denominator equal to the average of the closing sale prices of a share of Adobe Common Stock as reported on the Nasdaq Global Select Market for the 10 consecutive trading day period ending on the second business day prior to the date of the closing of the transactions contemplated by the Merger Agreement (the "Closing Date"); provided, however, that if, between the date of the Merger Agreement and the Effective Time, the outstanding shares of TubeMogul common stock or Adobe Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be appropriately adjusted.

        The Merger Agreement provides that Adobe shall not assume any TubeMogul stock options or restricted stock units, or substitute any TubeMogul stock options or restricted stock units with an equivalent option, restricted stock unit or right, held by any individual who, at the Effective Time, is not a current employee of TubeMogul or any subsidiary of TubeMogul (each, a "Non-Company Employee"). Each unvested stock option held by a Non-Company Employee as of immediately prior to the Effective Time shall be accelerated and treated as a vested stock option in accordance with the Merger Agreement. Each unvested restricted stock unit held by a Non-Company Employee as of immediately prior to the Effective Time shall be accelerated and treated as a vested restricted stock unit in accordance with the Merger Agreement.

        See Section 11 — "The Merger Agreement; Other Agreements."

What is the market value of my Shares as of a recent date?

        On November 9, 2016, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on the Nasdaq Global Select Market was $7.67 per Share. On November 17, 2016, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on the Nasdaq Global Select Market was $14.00 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.

        See Section 6 — "Price Range of Shares; Dividends on the Shares."

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        Yes. Concurrently with entering into the Merger Agreement, Adobe and Purchaser entered into Tender and Support Agreements with each of the Supporting Stockholders (as defined below in Section 11 — "The Merger Agreement; Other Agreements — Tender and Support Agreements"), which provide, among other things, that each Supporting Stockholder will tender into the Offer, and not withdraw, all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act). The Tender and Support Agreements also provide that the Supporting Stockholders will vote their Shares against certain alternative corporate transactions. The Tender and Support Agreements terminate upon the earlier of (a) the valid termination of the Merger Agreement or (b) the Effective Time.

        Excluding Shares underlying outstanding TubeMogul stock options and restricted stock units, as of November 9, 2016, the Supporting Stockholders collectively beneficially owned, in the aggregate, 5,829,554 Shares (or approximately 15.8% of all Shares outstanding as of November 9, 2016). Including Shares which may be issued under outstanding TubeMogul stock options and restricted stock units which are exercisable for or may become vested and settled for Shares within 60 days of November 9, 2016, the Supporting Stockholders collectively beneficially owned, in the aggregate, 6,888,463 Shares as of November 9, 2016 (or approximately 18.2% of the total of all Shares that are outstanding and all additional Shares that are deemed outstanding for purposes of calculating the Supporting Stockholders' percentage ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act as of November 9, 2016).

        See Section 11 — "The Merger Agreement; Other Agreements — Tender and Support Agreements."

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer, and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders' appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The "fair value" could be greater than, less than or the same as the Offer Price.

        See Section 17 — "Appraisal Rights."

Whom should I call if I have questions about the Offer?

        You may call Innisfree M&A Incorporated, the information agent for the Offer (the "Information Agent"), toll free at (888) 750-5834. See the back cover of this Offer to Purchase for additional contact information.

 INTRODUCTION

        Tiger Acquisition Corporation, a Delaware corporation ("Purchaser") and a subsidiary of Adobe Systems Incorporated, a Delaware corporation ("Adobe"), is offering to purchase all outstanding shares of common stock, par value, $0.001 per share (the "Shares"), of TubeMogul, Inc., a Delaware corporation ("TubeMogul"), at a purchase price of $14.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 10, 2016 (as it may be amended from time to time, the "Merger Agreement"), by and among TubeMogul, Adobe and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into TubeMogul pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), upon the terms and subject to the conditions set forth in the Merger Agreement, with TubeMogul continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly-owned subsidiary of Adobe (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than (i) Shares held in the treasury of TubeMogul and Shares owned by Purchaser, Adobe or any wholly-owned subsidiary of Adobe or of TubeMogul immediately prior to the Effective Time, or (ii) Shares held by any stockholder that is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") and who, as of the Effective Time, has neither effectively withdrawn nor lost such stockholder's rights to such appraisal and payment under the DGCL with respect to such Shares) will be converted into the right to receive the Offer Price, net to the seller in cash, without interest thereon and subject to any required tax withholding (the "Merger Consideration"). Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares. The Merger Agreement is more fully described in Section 11 — "The Merger Agreement; Other Agreements."

        Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined above in the "Summary Term Sheet") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Board of Directors of TubeMogul (the "TubeMogul Board") has unanimously adopted resolutions: (i) determining that the Merger Agreement, including the Offer, the Merger and the other transactions contemplated thereby, are fair to and in the best interests of TubeMogul and its stockholders; (ii) electing that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL; (iii) adopting and approving the Merger Agreement, declaring the advisability of the Merger Agreement and approving the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iv) approving the execution, delivery and performance by TubeMogul of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (v) recommending that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the "Company Board Recommendation").

        More complete descriptions of the TubeMogul Board's reasons for recommending, authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are set forth in TubeMogul's Solicitation/Recommendation Statement on the Schedule 14D-9 (the "Schedule 14D-9") to be filed by TubeMogul with the SEC under the Exchange Act and mailed to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings "Background of the Transactions" and "Reasons for Recommendation."

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of various conditions set forth in the Merger Agreement, including, among other conditions: (i) the Minimum Condition (as defined above in the "Summary Term Sheet") and (ii) the Antitrust Condition (as defined below in Section 15 — "Conditions of the Offer"), which includes the expiration or termination of the waiting period applicable to Purchaser's purchase of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — "Conditions of the Offer." There is no financing condition to the offer. The first time as of which Purchaser accepts any Shares for payment pursuant to the Offer is referred to as the "Acceptance Time."

        TubeMogul has advised Adobe that Morgan Stanley & Co. LLC ("Morgan Stanley"), financial advisor to the TubeMogul Board, rendered its opinion to the TubeMogul Board, and the TubeMogul Board has received such opinion, to the effect that, as of November 9, 2016 and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley, as set forth in its written opinion, the consideration to be received by the holders of Shares, other than Shares held in the treasury of TubeMogul and Shares owned by Purchaser, Adobe or any wholly-owned subsidiary of Adobe or of TubeMogul immediately prior to the Effective Time, pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley, dated as of November 9, 2016, is attached as Annex A to the Schedule 14D-9. Morgan Stanley provided its opinion for the information and assistance of the TubeMogul Board in connection with its consideration of the transactions contemplated by the Merger Agreement. The opinion of Morgan Stanley does not constitute a recommendation as to whether or not you should tender your Shares in connection with the Offer.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.     Terms of the Offer

        Purchaser is offering to purchase all of the outstanding Shares at the Offer Price, net to the seller in cash, without interest thereon and subject to any required tax withholding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, as promptly as practicable after the Expiration Date, pay for all Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) validly tendered prior to one minute past 11:59 p.m., Eastern Time, on the Expiration Date and not validly withdrawn as described in Section 4 — "Withdrawal Rights."

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions described in Section 15 — "Conditions of the Offer."

        The Merger Agreement provides that, subject to the parties' respective termination rights in the Merger Agreement, Purchaser: (i) shall extend the Offer from time to time: (A) for any period required by any law or any interpretation or position of the SEC applicable to the Offer; (B) for periods the length of which shall be specified by Purchaser or Adobe (not to exceed ten business days per extension) until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act will have expired or been terminated; and (C) at the request of TubeMogul, if, as of the scheduled Expiration Date, any of the conditions to Purchaser's obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer set forth in Exhibit B to the Merger Agreement (collectively, the "Offer Conditions") is not satisfied and has not been waived by Adobe or Purchaser, for periods the length of which shall be specified by Purchaser or Adobe (not to exceed ten business days per extension) to permit such Offer Condition to be satisfied; and (ii) may extend the Offer from time to time, in its discretion (and without the consent of TubeMogul or any other person), if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Adobe or Purchaser, for periods the length of which shall be specified by Purchaser or Adobe (not to exceed ten business days per extension) to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser be required or permitted (without the prior written consent of TubeMogul) to extend the Offer to a date later than the Outside Date. The "Outside Date" means

May 8, 2017, as summarized below in Section 11 — "The Merger Agreement; Other Agreements — Termination of the Merger Agreement."

        The Merger Agreement provides that, without the prior written consent of TubeMogul, neither Adobe nor Purchaser shall (A) reduce the Offer Price, (B) change or waive the Minimum Condition, (C) impose conditions or requirements to the Offer in addition to the Offer Conditions, (D) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement, (E) change the form of consideration payable in the Offer, (F) decrease the maximum number of Shares sought to be purchased in the Offer, or (G) otherwise amend or modify any of the Offer Conditions or the other terms of the Offer in a manner that adversely affects any holder of Shares in its capacity as such.

        If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — "Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, we expressly reserve the right to waive any Offer Condition at any time and from time to time, to increase the Offer Price and to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement, if any of the Offer Conditions has not been satisfied at one minute past 11:59 p.m., Eastern Time, on the scheduled Expiration Date of the Offer. Under certain circumstances described in the Merger Agreement, we may terminate the Merger Agreement.

        TubeMogul has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares

        Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer Conditions set forth in Section 15 — "Conditions of the Offer," we will accept for payment and promptly pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — "Certain Legal Matters; Regulatory Approvals."

        In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") (such a confirmation, a "Book-Entry Confirmation") pursuant to the procedures set forth in Section 3 — "Procedures for Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent's Message, in each case, with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received, and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — "Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3 — "Procedures for Tendering Shares," such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, either: (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under "Book-Entry Transfer" and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery." Delivery of documents to DTC does not constitute delivery to the Depositary.

        Signature Guarantees for Shares.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery for Shares.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received on or prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq Global Select Market trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent's Message, in each case, with respect to Shares are actually received by the Depositary.

        THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Tender Constitutes Binding Agreement.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Adobe or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment as Proxy.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of TubeMogul's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

        Options and Restricted Stock Units.    The Offer is being made only for Shares, and not for outstanding stock options or restricted stock units issued by TubeMogul. Holders of outstanding vested but unexercised stock options or restricted stock units issued by TubeMogul may participate in the Offer only if they first exercise such stock options or become vested in such restricted stock units and settle them for Shares in accordance with the terms of the applicable equity incentive plan and other applicable agreements of TubeMogul and tender the Shares, if any, issued upon such exercise or in connection with such vesting and settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding stock options or restricted stock units that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. See Section 11 — "The Merger Agreement; Other Agreements" for additional information regarding the treatment of outstanding equity awards in the Merger.

        Information Reporting and Backup Withholding.    Payments made to stockholders of TubeMogul in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 28%). To avoid backup withholding and potential penalties, any U.S. stockholder that does not otherwise establish an exemption should complete and return the Internal Revenue Service ("IRS") Form W-9 included in the Letter of Transmittal, listing such U.S. stockholder's correct taxpayer identification number and certifying that such stockholder is a United States person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any foreign stockholder should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder's exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

4.     Withdrawal Rights

        Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after Monday, January 16, 2017 if Purchaser has not accepted them for payment by the end of Monday, January 16, 2017.

        For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — "Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

        Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — "Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date.

        Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Adobe or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.     Certain U.S. Federal Income Tax Consequences of the Offer

        The following discussion is a summary of certain U.S. federal income tax consequences of the disposition of the Shares in the Offer and the Merger to stockholders of TubeMogul whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of TubeMogul. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The summary applies only to stockholders of TubeMogul in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Offer or the Merger, nor does it purport to address the U.S. federal income tax consequences of the transactions to holders of TubeMogul stock options or restricted stock units, or to special classes of taxpayers (e.g., foreign taxpayers, except as specifically described below, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation, and stockholders that beneficially own (actually or constructively), more than 5% of the total fair market value of the Shares). In addition, this summary does not address U.S. federal taxes other than income taxes.

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as: (i) an individual who is a citizen or resident of the

United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code have authority to control all of the trust's substantial decisions or (B) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes. This summary uses the term "Non-U.S. Holder" to mean a beneficial owner of Shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

        If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership's activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

        Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

        Tax Consequences to U.S. Holders.    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of any withholding tax) and (ii) the U.S. Holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss, provided that a U.S. Holder's holding period for such block of Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gain recognized by an individual upon a disposition of a Share generally will be subject to a maximum U.S. federal income tax rate of 20%. In addition, certain non-corporate stockholders may be subject to an additional 3.8% tax on all or a portion of their "net investment income," which may include all or a portion of the gain recognized in connection with the Offer or the Merger. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at short-term capital gains tax rates. Certain limitations apply to the use of a U.S. Holder's capital losses.

        Tax Consequences to Non-U.S. Holders.    Generally, the exchange of Shares for cash pursuant to the Offer or the Merger will not be a taxable transaction to Non-U.S. Holders for U.S. federal income tax purposes, unless: (i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the Offer or Merger, as the case may be, and certain other conditions are met; (ii) the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or (iii) TubeMogul is or has been a United States real property holding corporation, or "USRPHC," for U.S. federal income tax purposes at any time within the five-year period preceding the Offer or the Merger, as the case may be, the Non-U.S. Holder owned more than 5% of the Shares at any time within that five-year period, and certain other conditions are satisfied.

        With respect to clause "(iii)" of the preceding paragraph, the determination of whether TubeMogul is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. We have not determined whether TubeMogul has been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of the Offer or the Merger. However, the withholding tax generally applicable to any disposition of shares in a USRPHC does not apply to shares which are regularly traded on an established securities market (such as the Shares).

        In the case of clause "(i)" of the second preceding paragraph, gain generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such Non-U.S. Holder during the taxable year. In the case of clauses "(ii)" and "(iii)" of the second preceding paragraph, unless a tax treaty provides otherwise, gain will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate) with respect to gain recognized under clause "(ii)". Non-U.S. Holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

        A U.S. Holder or Non-U.S. Holder whose Shares are purchased pursuant to the Offer or exchanged for cash pursuant to the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — "Procedures for Accepting the Offer and Tendering Shares."

6.     Price Range of Shares; Dividends on the Shares

        The Shares currently trade on the Nasdaq Global Select Market under the symbol "TUBE." The following table sets forth the high and low sale prices per Share for each quarterly period within the two preceding fiscal years, as reported by the Nasdaq Global Select Market:

	High	Low
Fiscal Year Ending December 31, 2016
First Quarter	$13.80	$9.89
Second Quarter	$14.46	$10.58
Third Quarter	$12.78	$8.75
Fourth Quarter (through November 17, 2016)	$14.00	$7.14
Fiscal Year Ended December 31, 2015
First Quarter	$23.48	$11.60
Second Quarter	$17.77	$13.28
Third Quarter	$16.33	$9.11
Fourth Quarter	$14.19	$10.10
Fiscal Year Ended December 31, 2014
Third Quarter	$14.70	$8.15
Fourth Quarter	$23.83	$10.53

        On November 9, 2016, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the Nasdaq Global Select Market was $7.67 per Share. On November 17, 2016, the last full day of trading before commencement of the Offer, the closing price of the Shares on the Nasdaq Global Select Market was $14.00 per Share. Stockholders are urged to obtain current market quotations for the Shares.

        TubeMogul has not declared or paid dividends to date and does not anticipate doing so.

7.     Certain Information Concerning TubeMogul

        The summary information set forth below is qualified in its entirety by reference to TubeMogul's public filings with the SEC (which may be obtained and inspected as described below under "Additional Information") and should be considered in conjunction with the financial and other information in such filings and other publicly available information. None of Adobe or Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, none of Adobe or Purchaser assumes any responsibility for the accuracy or completeness of the information concerning TubeMogul, whether furnished by TubeMogul or contained in such filings, or for any failure by

TubeMogul to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Adobe or Purchaser.

        General.    TubeMogul is a Delaware corporation and a leading provider of software for brand advertising. Advertisers use TubeMogul's software platform to plan, buy, measure, and optimize their global brand advertising. The address of TubeMogul's principal executive offices and TubeMogul's phone number at its principal executive offices are as set forth below:

  1250 53rd Street, Suite 2
  Emeryville, California 94608
  (510) 653-0126

        In connection with our due diligence review of TubeMogul, TubeMogul made available to us certain financial information described under the heading "Certain Unaudited Prospective Financial Information of TubeMogul" in Item 4 — "The Solicitation or Recommendation" of the Schedule 14D-9.

        Additional Information.    The Shares are registered under the Exchange Act. Accordingly, TubeMogul is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning TubeMogul's directors and officers, their remuneration, stock options and restricted stock units granted to them, the principal holders of TubeMogul's securities, any material interests of such persons in transactions with TubeMogul and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on April 29, 2016 and distributed to TubeMogul's stockholders. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including TubeMogul, that file electronically with the SEC.

8.     Certain Information Concerning Adobe and Purchaser

        Purchaser is a Delaware corporation and a subsidiary of Adobe, and was formed solely for the purpose of facilitating an acquisition by Adobe. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Purchaser will merge with and into TubeMogul and will cease to exist, with TubeMogul surviving the Merger. The business address and business telephone number of Purchaser are as set forth below:

  Tiger Acquisition Corporation
  345 Park Avenue
  San Jose, California 95110-2704
  (408) 536-6000

        Adobe is a publicly traded Delaware corporation and is one of the largest and most diversified software companies in the world. We offer a line of products and services used by creative professionals, marketers, knowledge workers, application developers, enterprises and consumers for creating, managing, delivering, measuring, optimizing and engaging with compelling content and experiences across multiple operating systems, devices and media. We market and license our products and services directly to enterprise customers through our sales force and to end users through app stores and our own website at www.adobe.com. We offer many of our products via a Software-as-a-Service model or a managed services model (both of which are referred to as a hosted or cloud-based model) as well as through term subscription and pay-per-use models. We also distribute certain products and services through a network of distributors, value-added resellers, systems integrators, independent software vendors, retailers, software developers and original equipment manufacturers. In addition, we license our technology to hardware manufacturers, software developers and service providers for use in their products and solutions. Our products run on personal and server-based computers, as well as on smartphones, tablets and other devices, depending on the product. The business address and business telephone number of Adobe are as set forth below:

  Adobe Systems Incorporated
  345 Park Avenue
  San Jose, California 95110-2704
  (408) 536-6000

        The summary information set forth below is qualified in its entirety by reference to Adobe's public filings with the SEC (which may be obtained and inspected as described below under "Additional Information") and should be considered in conjunction with the more comprehensive financial and other information in such filings and other publicly available information.

        The name, business address, citizenship, current principal occupation or employment, and five-year material employment history of each director and executive officer of Purchaser and Adobe and certain other information are set forth in Schedule I to this Offer to Purchase.

        Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser or Adobe, or, to the best knowledge of Purchaser and Adobe, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        As a result of the Tender and Support Agreements (as defined below in Section 11 — "The Merger Agreement; Other Agreements — Tender and Support Agreements"), Purchaser and Adobe may each be deemed to be the beneficial owner of an aggregate of 6,888,463 Shares as of November 9, 2016 (including Shares that may be issued under TubeMogul stock options and restricted stock units that are exercisable for or may become vested and settle for Shares within 60 days of November 9, 2016) (or approximately 18.2% of the total of all Shares that are outstanding and all additional Shares that are deemed outstanding for purposes of calculating the Supporting Stockholders' percentage ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act as of July 28, 2016).

        Except pursuant to the Tender and Support Agreements as set forth in Section 11 — "The Merger Agreement; Other Agreements — Tender and Support Agreements" or as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser and Adobe and, to the knowledge of Purchaser and Adobe, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of TubeMogul; (ii) none of Purchaser and Adobe and to the knowledge of Purchaser and Adobe, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of TubeMogul during the past 60 days; (iii) none of Purchaser and Adobe and, to the knowledge of Purchaser and Adobe, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of TubeMogul (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser and Adobe, their subsidiaries or, to the knowledge of Purchaser and Adobe, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and TubeMogul or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser or Adobe, their subsidiaries or, to the knowledge of Purchaser and Adobe, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and TubeMogul or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        Additional Information.    Adobe is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the SEC relating to its business, its financial condition, information as of particular dates concerning Adobe's directors and officers, information as of particular dates concerning the principal holders of Adobe's securities and any material interests of such persons in transactions with Adobe. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to TubeMogul in Section 7 — "Certain Information Concerning TubeMogul."

9.     Source and Amount of Funds

        We estimate that we will need approximately $540 million to purchase all of the Shares pursuant to the Offer and to complete the Merger. The Offer is not conditioned upon Adobe's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer.

        Adobe, through itself or one or more of its subsidiaries, will provide Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and, upon the terms and subject to the conditions set forth in the Merger Agreement, to complete the Merger following the consummation of the Offer. Adobe expects to obtain the necessary funds from cash on hand.

10.   Background of the Offer; Past Contacts or Negotiations with TubeMogul

        The following is a description of contacts between representatives of Adobe, Purchaser and representatives of TubeMogul that resulted in the execution of the Merger Agreement and the agreements related to the Offer. All dates referenced below refer to 2016. For a review of TubeMogul's activities relating to these contacts, please refer to the Schedule 14D-9.

Background of the Offer

        Members of Adobe's senior management over time have reviewed and discussed business, operational and strategic plans to enhance and complement Adobe's business, including a variety of strategic acquisition alternatives. Part of those strategic planning initiatives involve discussions with a number of potential acquisition targets or strategic partners, typically led by strategic leaders within Adobe's business units and corporate development group. On multiple occasions over the past five years, Adobe's internal strategy teams had considered TubeMogul as a potential acquisition target, and during fiscal year 2016 those teams continued to feel that TubeMogul's industry was a potential fit for Adobe's strategic roadmap.

        Over the past few years, various senior members of Adobe's digital marketing and strategy teams had become acquainted and had a number of conversations with executives at TubeMogul, including with Brett Wilson, TubeMogul's co-founder and chief executive officer. In late August 2016, as a result of those ongoing business relationships, at a social event, a representative of Adobe learned from Mr. Wilson that TubeMogul's management and the TubeMogul Board were considering a sale of the company. Following a conversation with Mr. Wilson, the representative of Adobe introduced Mr. Wilson by email to other senior leaders in Adobe's digital marketing business on September 14.

        On September 24, a representative of Morgan Stanley informed a representative of Adobe confidentially that TubeMogul had engaged Morgan Stanley to explore a potential sale of the company.

        Following that conversation, members of Adobe's senior management discussed internally whether Adobe should participate in the process. They agreed that additional information was needed regarding TubeMogul's business trajectory and product, and scheduled an in-person meeting with Mr. Wilson in San Francisco for September 28. At that meeting, Mr. Wilson provided a broad general overview of TubeMogul's business. Mr. Wilson and the members of Adobe's senior management also discussed TubeMogul's products and whether they might be a good fit with Adobe's digital marketing business. After the meeting, Mr. Wilson and representatives of Adobe continued discussions over email, where Mr. Wilson provided additional insights into TubeMogul's business and market, emphasizing the opportunity around selling TubeMogul's solution to brands and advertisers, and suggested setting up a product demonstration for the Adobe team.

        Following the September 28 meeting and through early October, representatives of Morgan Stanley followed up with members of Adobe's corporate development team, leading up to an additional telephone conversation with a senior member of Adobe's corporate development team on October 3, during which representatives of Morgan Stanley provided additional updates on the process that Morgan Stanley was running on behalf of TubeMogul, including the status and timing of the process, and that TubeMogul was seeking preliminary indications of interest by the end of October. During that conversation, representatives of Morgan Stanley expressed confidence in TubeMogul's business and asked if Adobe was willing to engage with them. The representative of Morgan Stanley indicated that TubeMogul's management and the TubeMogul Board viewed Adobe as a strong potential fit.

        Representatives from Adobe continued follow-up conversations with Mr. Wilson for the next several weeks. During this time, representatives of the Adobe corporate development team continued to have conversations with representatives of Morgan Stanley to discuss the overall deal process. Those conversations led to an in-person meeting between Mr. Wilson and representatives from Adobe's digital marketing business and corporate development team on October 12 for a more detailed discussion of TubeMogul's business and the combined opportunity. The attendees at that meeting participated in a follow-up call on October 14 to continue the conversation. Following that meeting and call, the participants continued email discussions, wherein Mr. Wilson shared insights with representatives of Adobe on TubeMogul's progress in the market. Also on October 14, a representative of Adobe called a representative of Morgan Stanley and indicated that the meeting with TubeMogul had gone well and they were continuing their review to determine whether they would like to submit an offer to acquire TubeMogul. The Adobe representative indicated that they planned to meet as a team to discuss further early the following week. Representatives of Morgan Stanley indicated that the TubeMogul Board was looking for indications of interest by November 1.

        On October 18, a representative of Adobe sent TubeMogul a form of non-disclosure agreement (the "NDA"), which was negotiated by the companies' in-house attorneys and subsequently executed on October 19.

        On October 19, following execution of the NDA by the parties, Brad Rencher, executive vice president and general manager of Adobe's digital marketing business, and other senior members of Adobe's digital marketing, technology and corporate development teams participated in a video conference with Mr. Wilson, Jason Lopatecki, TubeMogul's chief innovation officer, and a representative of Morgan Stanley. During this video conference, Messrs. Wilson and Lopatecki provided a detailed demonstration of TubeMogul's products and solutions, and answered questions about their business and technology. The representative of Morgan Stanley reiterated to Adobe that the TubeMogul Board was looking for indications of interest by November 1.

        On October 21, a representative of Adobe indicated to a representative of Morgan Stanley that Adobe's internal discussions regarding a potential acquisition of TubeMogul had been positive. The Adobe representative indicated that Adobe would need to increase diligence efforts the following week before coming to a definitive conclusion on whether Adobe would make a proposal. The Adobe representative noted that it would likely be challenging for Adobe to provide a full proposal by November 1, but confirmed that Adobe understood the timeline of the process. That same day, representatives of Morgan Stanley provided certain representatives of Adobe with access to an electronic data room, providing information regarding the TubeMogul's business, including capitalization structure and employee equity, financial statements, tax information and commercial contracts.

        On October 24 and throughout the subsequent week, representatives of Morgan Stanley again reached out via email and telephone to members of Adobe's corporate development team, offering additional follow-up discussions and suggesting that the parties schedule a full-day due diligence session in person for a more in-depth review of TubeMogul's business and technology. Representatives of Adobe and Morgan Stanley subsequently corresponded via email to coordinate additional due diligence review and schedule a broader due diligence meeting.

        On October 26, representatives from Morgan Stanley had a discussion with representatives of Adobe and discussed additional due diligence meetings that Adobe would need to schedule. The Adobe representatives reiterated that it might be challenging for Adobe to be ready with a proposal by November 1.

        On November 1, Mr. Wilson and another representative of TubeMogul had a call with representatives of Adobe, to address follow-up questions regarding TubeMogul's business and technology.

        On November 1, a representative of Morgan Stanley had a discussion with a representative of Adobe who indicated that Adobe had determined that it had a strategic interest in acquiring TubeMogul and that they needed to complete certain meetings in anticipation of potentially making a proposal to acquire TubeMogul. The Adobe representative indicated that Adobe was very serious and could be in a position to make a proposal within 10 days. The representative of Morgan Stanley advised that the TubeMogul Board was meeting that week and that Adobe should make a proposal as soon as possible given the timeline and initial indication that November 1 would be the bid deadline.

        At the authorization of Shantanu Narayen, Adobe's chief executive officer, a representative of Adobe reached out by email to Morgan Stanley to schedule an in-person due diligence session. On November 2, representatives from Adobe's digital marketing business, technology business and corporate development team met with representatives of TubeMogul, including Mr. Wilson and Mr. Lopatecki at TubeMogul's Emeryville, California headquarters, with additional representatives from Adobe's corporate development team joining telephonically. At this meeting, the Adobe team engaged in additional exploratory due diligence, and members of TubeMogul's executive team answered questions regarding TubeMogul's business, technology and market opportunity.

        Following the November 2 meeting, Mr. Wilson followed up by email to a member of the senior management of Adobe's digital marketing business stating that he felt there was a strong strategic fit between the companies.

        On the evening of November 2, a representative of Morgan Stanley contacted by email a senior member of Adobe's corporate development team, informing Adobe that TubeMogul had received at least one bid in writing and a mark-up of a definitive agreement. According to the representative of Morgan Stanley, additional strategic bidders were also involved, and if Adobe wanted to make a bid, it would need to make a bid in writing very soon. Adobe's representative asked for information regarding the price, and Morgan Stanley's representative informed him that an offer would need to be at least $13.00 per share in order to be competitive. Morgan Stanley's representative also requested that any bid from Adobe include as much information as possible regarding the terms involved and the timing of signing and announcing a definitive agreement.

        On November 3, a senior member of the Adobe team reached out via telephone to a representative of Morgan Stanley to inform him that Adobe was preparing a bid. Adobe's representative stated that Adobe would not be used to push up the price for another bidder, and asked Morgan Stanley to suggest a price at which TubeMogul would be willing to enter into an exclusivity agreement with Adobe. Morgan Stanley indicated they were not authorized by the TubeMogul Board to provide a preclusive price, other than reiterating that the price needed to be at least $13.00 per share in order to be competitive.

        Following that conversation, Mr. Rencher and other members of the Adobe team discussed the potential bid with Mr. Narayen, Mark Garrett, Adobe's executive vice president and chief financial officer, and other executive officers of Adobe. After considering the financial model developed by the Adobe team and discussing a number of questions about the opportunity, the executive team agreed to move forward with sending a written indication of interest to acquire TubeMogul on the following day.

        On the morning of November 4, a representative of Morgan Stanley and a senior member of Adobe's corporate development team discussed the current status over the phone. The representative of Morgan Stanley informed Adobe that the TubeMogul Board was planning to pursue an offer from another strategic bidder unless Adobe made an offer that day. The agreement with the other bidder was in a form they were potentially willing to sign and subsequently announce as early as the following Monday, November 7, according to the Morgan Stanley representative. However, the representative of Morgan Stanley conveyed that the TubeMogul Board would be prepared to enter into exclusive negotiations with Adobe if Adobe made a written offer for $14.00 per share in cash and committed to negotiate and sign a definitive agreement by Wednesday, November 9.

        Early in the afternoon on November 4, a member of Adobe's corporate development team informed Morgan Stanley on a telephone call that Adobe was still working on preparing a bid, then sent an email describing a number of items Adobe would require in order to move forward on an accelerated timeline, including additional diligence materials, a copy of TubeMogul's draft merger agreement and in-person meetings on Monday, November 7, in the offices of Weil Gotshal & Manges LLP ("Weil"), outside counsel to Adobe.

        Later that afternoon, a representative of Morgan Stanley confirmed receipt of the email and stated that Adobe would need to submit a written bid by that evening or TubeMogul would begin the process of pursuing a deal with the other bidder. Later that day, after briefing the Adobe board of directors on the potential transaction, Adobe's executive team, including Messrs. Narayen, Garrett and Rencher, reviewed the financial model and the business case and approved submitting a written offer of $14.00 per share in cash.

        Later that evening on November 4, a member of Adobe's corporate development team submitted a written indication of interest in acquiring all the outstanding shares of TubeMogul for $14.00 per share in cash, subject to customary representations, warranties, covenants and closing conditions, as well as conducting satisfactory due diligence on TubeMogul. The representative of Adobe also indicated that Adobe would require TubeMogul to enter into an exclusivity agreement in a form attached to the letter in order to move forward with the potential transaction on an accelerated timeline.

        That evening, after the written indication of interest was submitted by Adobe, a representative of Morgan Stanley telephoned a representative of Adobe and indicated that the TubeMogul Board had approved entering into exclusive negotiations with Adobe for Adobe to acquire all the outstanding shares of TubeMogul for $14.00 per share in cash. Representatives of Morgan Stanley, Adobe's corporate development team, Adobe's internal legal counsel, representatives of Weil and representatives of DLA Piper LLP ("DLA Piper"), outside counsel to TubeMogul, negotiated the terms of the exclusivity agreement, which was executed around midnight. The exclusivity agreement would expire at 11:59 pm on November 9.

        Between November 5 and November 9, representatives of Adobe, TubeMogul, Weil, DLA Piper and Morgan Stanley continued to conduct business and legal due diligence with respect to TubeMogul and began negotiating the terms of the definitive merger agreement, as well as the form of tender and support agreement required by Adobe to be entered into by certain stockholders of TubeMogul. Additionally, Adobe's and TubeMogul's internal communications teams worked on the communications approach and strategy, drafting a joint press release and planning a number of other public communications in preparation for a potential announcement that week.

        On November 7, the parties met at Weil's offices in Redwood Shores, California, where they conducted due diligence throughout the day. Representatives of PwC joined those meetings on behalf of Adobe to participate in financial and tax due diligence. As those meetings were in progress, as required by the exclusivity agreement, a representative of Morgan Stanley informed the Adobe team that two other potential bidders were continuing to reach out regarding TubeMogul and confirmed that Morgan Stanley and TubeMogul did not respond to those communications.

        During the afternoon of November 8, Adobe held a meeting of its board of directors, during which senior members of Adobe's executive, legal and corporate development teams made a presentation on the proposed acquisition of TubeMogul, including due diligence findings, summary of the transaction terms, and an analysis of the valuation of TubeMogul. Members of Adobe's board of directors asked questions and discussed the proposed acquisition with senior management. Following this discussion, Adobe's board of directors approved the merger agreement, the Offer and the Merger and authorized the execution of the definitive merger agreement, the tender and support agreements and related transaction documents, upon completion of the negotiation of such agreements to the satisfaction of Adobe's executive officers.

        On November 9, representatives of each of Adobe, Weil, DLA Piper and TubeMogul finalized the definitive merger agreement, the tender and support agreements and the related disclosure schedules. The definitive merger agreement and the tender support agreements were executed during the early morning of November 10, and the transaction was announced prior to the stock market opening that morning.

11.   The Merger Agreement; Other Agreements

Merger Agreement

The Merger Agreement

        The following summary of the material provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any factual information about Adobe, Purchaser or TubeMogul. Such information can be found elsewhere in this Offer to Purchase.

        The Merger Agreement has been filed herewith as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of TubeMogul designated as third-party beneficiaries), and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, TubeMogul. The holders of Shares and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of TubeMogul, Adobe, Purchaser or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of such representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties' public disclosures.

The Offer

Principal Terms of the Offer

        The Merger Agreement provides that, subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser will accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after Purchaser is permitted to do so under applicable law or regulations, and will pay the Offer Price in exchange for such Shares accepted for payment. The Merger Agreement provides that the obligation of Purchaser to accept for payment, and pay for, the Shares validly tendered (and not withdrawn) is subject to the satisfaction or waiver of the Offer Conditions.

        The Merger Agreement provides that Purchaser expressly reserves the right, in its sole discretion, to increase the Offer Price, to waive any Offer Condition or make any other changes to the terms and conditions of the Offer, except that, without the prior written consent of TubeMogul, Purchaser may not:

  •
  reduce the Offer Price;

  •
  change or waive the Minimum Condition;

  •
  impose conditions or requirements to the Offer in addition to the Offer Conditions;

  •
  extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement;

  •
  change the form of consideration payable in the Offer;

  •
  decrease the maximum number of Shares sought to be purchased in the Offer; or

  •
  otherwise amend or modify any of the Offer Conditions or the other terms of the Offer in a manner that adversely affects any holder of Shares in its capacity as such.

Extensions of the Offer

        The Merger Agreement provides that if, at any scheduled expiration of the Offer, any Offer Condition is not satisfied and has not been waived, subject to the parties' respective termination rights under the Merger Agreement, Purchaser:

  •
  shall extend the Offer from time to time: (1) for any period required by any Law or any interpretation or position of the SEC applicable to the Offer; (2) for periods the length of which shall be specified by Purchaser or Adobe (not to exceed ten business days per extension) until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act will have expired or been terminated; and (3) at the request of TubeMogul, if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Adobe or Purchaser, for periods the length of which shall be specified by Purchaser or Adobe (not to exceed ten business days per extension) to permit such Offer Condition to be satisfied; and

  •
  may extend the Offer from time to time, in its discretion (and without the consent of TubeMogul or any other person), if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Adobe or Purchaser, for periods the length of which shall be specified by Purchaser or Adobe (not to exceed ten business days per extension) to permit such Offer Condition to be satisfied.

        Notwithstanding the foregoing, in no event shall Purchaser be required or permitted (without the prior written consent of TubeMogul) to extend the Offer to a date later than the Outside Date.

Schedule 14D-9 and Board Recommendation.

        The Merger Agreement provides that on the date of commencement of the Offer, TubeMogul shall file with the SEC and disseminate to holders of Shares, to the extent required by Rule 14d-9 under the Exchange Act and any other applicable laws or regulations, the Schedule 14D-9 that contains: (i) the Company Board Recommendation (subject to the terms and conditions of the Merger Agreement); (ii) the opinion of the TubeMogul Board's financial advisor; (iii) a fair summary of the financial analysis conducted by such financial advisor in accordance with applicable law and regulation; and (iv) the notice and other information required by Section 262(d)(2) of the DGCL.

The Merger

Principal Terms of the Merger

        The Merger Agreement provides that the Merger and the transactions contemplated thereby, including the Offer and the Merger, are to be governed by Section 251(h) of the DGCL and that the Merger will be effected without a vote of TubeMogul's stockholders. The Merger Agreement provides that the Merger will close (the "Closing") as soon as practicable (and, in any event, within one business day) after satisfaction or, to the extent permitted by the Merger Agreement, waiver of all of the conditions to the Merger (including the condition that Purchaser shall have accepted for payment and paid for Shares validly tendered (and not withdrawn) pursuant to the Offer) (the date upon which the Closing occurs, the "Closing Date").

        The Merger Agreement provides that, as soon as practicable after the closing of the Merger, the parties will file with the Delaware Secretary of State a certificate of merger (the "Certificate of Merger"). The Merger Agreement provides that the Effective Time will occur at such date and at such time as the Certificate of Merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the parties that is specified in the Certificate of Merger). The Merger Agreement provides that, at the Effective Time, the separate corporate existence of Purchaser will cease, and TubeMogul will continue as the Surviving Corporation.

        The Merger Agreement provides that, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount equal to the Offer Price, in cash without interest thereon and subject to any required tax withholding, payable to the holder thereof in accordance with the terms and conditions of the Merger Agreement, unless:

  •
  such Share is held in the treasury of TubeMogul or is owned by Purchaser, Adobe or any wholly-owned subsidiary of Adobe or of TubeMogul immediately prior to the Effective Time, in which case such Share will be canceled, and no payment will be made with respect thereto; or

  •
  such Share is an Appraisal Share (as defined below in the following paragraph).

        The Merger Agreement provides that Shares that are issued and outstanding immediately prior to the Effective Time that are held by any person who (i) is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 and (ii) as of the Effective Time, has neither effectively withdrawn nor lost such person's rights to such appraisal and payment under the DGCL with respect to such Shares ("Appraisal Shares"), will not be converted into the right to receive the Merger Consideration as provided in the Merger Agreement, but rather the holders of Appraisal Shares will be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262. The Merger Agreement provides that, if any such holder will fail to perfect or otherwise will waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares will cease and such Appraisal Shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in the Merger Agreement.

Treatment of TubeMogul Stock Options and Restricted Stock Units in the Merger

        At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding stock option, each stock option that is outstanding, unexercised and vested (or required to vest as a result of the Merger), subject to the terms and conditions set forth in the Merger Agreement, will terminate and be cancelled at the Effective Time and each holder of such stock option will be entitled to receive from TubeMogul, and will receive as soon as practicable following the Effective Time, in settlement of each such stock option an Option Cash Amount. The "Option Cash Amount" will be equal to the net amount of (i) the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per Share otherwise issuable upon exercise of such stock option, multiplied by (B) the number of Shares subject to such stock option, less (ii) any applicable withholdings for taxes. Notwithstanding the foregoing, if the exercise price per Share of any stock option equals or exceeds the Merger Consideration, effective as of the Effective Time, such stock option shall automatically be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

        The Merger Agreement also provides that, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding restricted stock unit, each restricted stock unit that is outstanding, unsettled and vested (or required to vest as a result of the Merger), subject to the terms and conditions set forth in the Merger Agreement, will terminate and be canceled at the Effective Time and each holder of such restricted stock unit will be entitled to receive from TubeMogul, and will receive as soon as practicable following the Effective Time, in settlement of each such restricted stock unit an RSU Cash Amount. The "RSU Cash Amount" will be equal to the product of (i) the total number of Shares issuable in settlement of the restricted stock unit immediately prior to the Effective Time (taking into account any acceleration of vesting), multiplied by (ii) the Merger Consideration, less any applicable withholdings for Taxes.

        The Merger Agreement also provides that at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding stock option: (i) each stock option that is outstanding, unexercised, has an exercise price per share that is less than the Merger Consideration and is not vested (or required to vest as a result of the Merger) (an "Unvested In-the-Money Option") and is held by a current employee of TubeMogul or any subsidiary of TubeMogul as of immediately prior to the Effective Time; and (ii) each restricted stock unit that is outstanding and is not vested (or required to vest as a result of the Merger) and is held by a current employee of TubeMogul or any subsidiary of TubeMogul as of immediately prior to the Effective Time (each, an "Unvested RSU"), shall, in the case of each of clauses "(i)" and "(ii)," be assumed or replaced and become: (A) in the case of each such Unvested In-the-Money Option, a stock option to purchase shares of the Common Stock, par value $0.0001 per share, of Adobe ("Adobe Common Stock") and (B) in the case of each Unvested RSU, a restricted stock unit in respect of shares of Adobe Common Stock.

        The Merger Agreement provides that from and after the Effective Time: (i) each Unvested In-the-Money Option assumed or replaced by Adobe may be exercised solely for shares of Adobe Common Stock; (ii) the number of shares of Adobe Common Stock underlying each such Unvested In-the-Money Option shall be determined by multiplying the number of Shares underlying such Unvested In-the-Money Option by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Adobe Common Stock; (iii) the per-share exercise price for the Adobe Common Stock issuable upon exercise of each such Unvested In-the-Money Option shall be determined by dividing: (A) the exercise price per share of such Unvested In-the-Money Option, by (B) the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) subject to the terms of the stock option agreement by which such Unvested In-the-Money Option is evidenced, any restriction on the exercise of such Unvested In-the-Money Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Unvested In-the-Money Option shall otherwise remain unchanged; provided, however, that Adobe's board of directors or a committee thereof shall succeed to the authority and responsibility of the TubeMogul Board or any committee thereof with respect to such Unvested In-the-Money Option.

        The Merger Agreement also provides that from and after the Effective Time: (A) each Unvested RSU assumed or replaced by Adobe will, upon the vesting thereof, become a restricted stock unit in respect of shares of Adobe Common Stock; (B) the number of shares of Adobe Common Stock underlying such Unvested RSU shall be determined by multiplying: (1) the number of shares of Company Common Stock underlying such Unvested RSU; by (2) the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Adobe Common Stock; and (C) any restriction on the vesting or settlement or issuance of shares under such Unvested RSU shall continue in full force and effect, and the term, vesting schedule and other provisions of such Unvested RSU shall otherwise remain unchanged; provided, however, that Adobe's board of directors or a committee thereof shall succeed to the authority and responsibility of TubeMogul's board of directors or any committee thereof with respect to such Unvested RSU.

        For purposes of the Merger Agreement, "Conversion Ratio" means a fraction having: (a) a numerator equal to the Merger Consideration; and (b) a denominator equal to the average of the closing sale prices of a share of Adobe Common Stock as reported on the Nasdaq Global Select Market for the 10 consecutive trading day period ending on the second business day prior to the Closing Date; provided, however, that if, between the date of the Merger Agreement and the Effective Time, the outstanding shares of TubeMogul common stock or Adobe Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be appropriately adjusted.

        The Merger Agreement provides that Adobe shall not assume any TubeMogul stock options or restricted stock units, or substitute any TubeMogul stock options or restricted stock units with an equivalent option, restricted stock unit or right, held by any individual who, at the Effective Time, is not a current employee of TubeMogul or any subsidiary of TubeMogul (each, a "Non-Company Employee"). Each unvested stock option held by a Non-Company Employee as of immediately prior to the Effective Time shall be accelerated and treated as a vested stock option in accordance with the Merger Agreement. Each unvested restricted stock unit held by a Non-Company Employee as of immediately prior to the Effective Time shall be accelerated and treated as a vested restricted stock unit in accordance with the Merger Agreement.

2015 Employee Stock Purchase Plan

        The Merger Agreement provides that TubeMogul shall take all actions necessary or required under its 2014 Employee Stock Purchase Plan, as amended (the "ESPP") and applicable law and regulation to, contingent on the Effective Time, (i) ensure that, except for the 6-month offering period under the ESPP that commenced on August 17, 2016, no offering period or purchase period will be authorized or commenced on or after the date of the Merger Agreement and (ii) if the Closing will occur prior to the end of the offering period in existence under the ESPP on the date of the Merger Agreement, cause the rights of participants in the ESPP with respect to any such offering period (and purchase period thereunder) then underway under the ESPP to be determined by treating the last business day prior to the Acceptance Time as the last day of such offering period (such date or the date such offering period terminates by its terms, if earlier, the "Final Purchase Date") and purchase period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period and purchase period but otherwise treating such shortened offering period and purchase period as a fully effective and completed offering period and purchase period for all purposes under the ESPP. TubeMogul shall cause the exercise (as of the Final Purchase Date) of each outstanding purchase right under the ESPP and terminate the ESPP in its entirety effective as of the Acceptance Time, contingent upon the Effective Time. Prior to the Acceptance Time, TubeMogul shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by the Merger Agreement. In any event, the TubeMogul Board shall terminate the ESPP prior to the Effective Time.

Adjustments to the Offer Price and Merger Consideration

        The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, divisions, or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then all calculations provided for that are based on a number of shares of any class or series (or trading prices therefor) affected thereby, including the Offer Price and Merger Consideration, will be appropriately adjusted to provide the same economic effect as contemplated by the Merger Agreement prior to such event.

Representations and Warranties

        In the Merger Agreement, TubeMogul has made customary representations and warranties to Adobe and Purchaser, including representations relating to, among other things: corporate organization; capitalization; corporate authorization; no conflicts; subsidiaries; SEC filings, financial statements, internal controls and the Sarbanes-Oxley Act; absence of certain changes; litigation; accuracy of the information supplied for inclusion in the Schedule TO and related documents and the Schedule 14D-9; employee benefit plans; taxes; environmental matters; compliance with applicable law or regulations; intellectual property; labor and employment matters; insurance; material contracts; properties; privacy matters; compliance with the U.S. Foreign Corrupt Practices Act and other applicable anti-corruption laws; the opinion of TubeMogul's financial advisor; broker's or finder's fees; related person transactions; and no express or implied representations or warranties.

        In the Merger Agreement, Adobe and Purchaser have made customary representations and warranties to TubeMogul, including representations relating to, among other things: corporate organization; Adobe's and Purchaser's ownership of Shares; corporate authorization; no conflicts; accuracy of the information supplied for inclusion in the Schedule TO and related documents and the Schedule 14D-9; broker's or finder's fees; litigation; availability of funds and solvency; and no additional representations or warranties made by TubeMogul.

Material Adverse Effect

        Certain of the representations and warranties contained in the Merger Agreement and certain of the Offer Conditions contained in the Merger Agreement and this Offer to Purchase refer to the concept of a "Company Material Adverse Effect."

        The Merger Agreement defines a "Company Material Adverse Effect" as any change, event, violation, inaccuracy, effect or circumstance (each, an "Effect") that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, is materially adverse to the business, financial condition or results of operations of TubeMogul and its subsidiaries considered as a single enterprise; provided, however, that Company Material Adverse Effect will not include any Effect to the extent attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which TubeMogul and its subsidiaries operate, (B) acts of terrorism or war (whether or not declared) or natural disasters occurring after the date of the Merger Agreement, (C) the announcement of the Merger Agreement or the pendency of the transactions contemplated thereby, including any negative impact on or disruption in relationships, contractual or otherwise, with customers, suppliers, distributors, employees, partners, vendors or any other third person (provided, however, that the exception in this clause "(C)" shall not apply for purposes of (i) any representation or warranty relating to non-contravention against TubeMogul's organization documents, contracts, or any judgment, ruling, order, writ, injunction or decree ("Judgment"), (ii) any representation or warranty relating to certain employee benefits matters or (iii) any other representation or warranty of TubeMogul pertaining to the effects of the execution and delivery of the Merger Agreement by TubeMogul, the performance of TubeMogul of its obligations under the Merger Agreement, or the consummation of the transactions contemplated thereby), (D) the compliance by TubeMogul with the terms of the Merger Agreement (other than compliance with the covenant that TubeMogul conduct its business in the ordinary and usual course of business and consistent with past practices during the period between the date of the Merger Agreement and the Acceptance Time), including any action taken or refrained from being taken by TubeMogul pursuant to or in accordance with the Merger Agreement and any action taken or refrained from being taken by TubeMogul, in each case, which Adobe has expressly approved, consented to or requested in writing following the date of the Merger Agreement (provided, however, that any adverse Effect resulting from the manner in which TubeMogul takes or fails to take such action or complies with the terms of the Merger Agreement will not be excluded under this proviso), (E) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (F) changes in the price or trading volume of TubeMogul's stock, in and of itself (provided, however, that any adverse Effect that may have caused or contributed to such change in market price or trading volume will not be excluded under this proviso), (G) any failure, in and of itself, by TubeMogul and its subsidiaries to meet public or internal estimates, expectations, budgets, plans or projections relating to revenue, earnings or other financial performance or results of operations for any period (provided, however, that any adverse Effect that may have caused or contributed to any such failure will not be excluded under this proviso), and (H) any legal proceeding arising from the transactions contemplated by the Merger Agreement that is made or brought by any current or former stockholder of TubeMogul (on the stockholder's own behalf or on behalf of TubeMogul), including any legal proceeding alleging or asserting any misrepresentation or omission in the Schedule 14D-9 or any other document filed with the SEC in connection with the transactions contemplated by the Merger Agreement, except, with respect to clauses "(A)", "(B)" and "(E)", to the extent that such Effect has had a disproportionate adverse effect on TubeMogul and its subsidiaries relative to other companies operating in the industries in which TubeMogul and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect.

Covenants

Operating Covenants

        The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement pursuant to its terms (the "Pre-Closing Period"), except (i) with the written consent of Adobe (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as expressly permitted or required pursuant to the Merger Agreement or as required by applicable law or regulation, or (iii) as agreed to and set forth in a schedule to the Merger Agreement, the businesses of TubeMogul and each of its subsidiaries shall, subject to the restrictions and exceptions set forth in the Merger Agreement, be conducted in the ordinary and usual course of business and consistent with past practices, and TubeMogul and each of its subsidiaries shall use their respective commercially reasonable efforts to maintain and preserve intact their respective business organizations and to preserve their respective relations and good will with all persons having business dealings with TubeMogul or any of its subsidiaries.

        The Merger Agreement also provides that except for matters expressly permitted or contemplated by the Merger Agreement or as required by applicable law or regulation, TubeMogul will not, nor will it permit any of its subsidiaries to, do any of the following without the prior written consent of Adobe:

  •
  acquire, sell, lease, license, transfer or dispose of any assets, rights or securities that are material to TubeMogul and its subsidiaries, considered as a single enterprise (including any material intellectual property rights that are owned or purported to be owned by, filed in the name of, or exclusively licensed to TubeMogul or any of its subsidiaries) (except, in the case of any of the foregoing (1) in the ordinary course of business consistent with past practice (including entering into non-exclusive license agreements, "SaaS" licenses, end user license agreements and non-disclosure agreements in the ordinary course of business), (2) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of TubeMogul and its subsidiaries and (3) solely with respect to acquisitions by TubeMogul or any of its subsidiaries of, leases or licenses granted to TubeMogul or any of its subsidiaries to, or transfers to TubeMogul or any of its subsidiaries of any assets, rights or securities, as provided for in TubeMogul's capital expense budget made available to Adobe or when added to all other capital expenditures made on behalf of TubeMogul and its subsidiaries since the date of the Merger Agreement but not provided for in TubeMogul's capital expense budget made available to Adobe, does not exceed $200,000 individually and $600,000 in the aggregate during any fiscal quarter);

  •
  accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any Company Material Contract (as defined in the Merger Agreement), or amend or modify any Company Material Contract in a manner that is material and adverse to TubeMogul or any of its subsidiaries, or enter into, extend or renew any contract which, if entered into prior to the date of the Merger Agreement would have been a Company Material Contract, excluding any non-exclusive license agreements and non-disclosure agreements entered into in the ordinary course of business;

  •
  acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by license or any other manner, any business, corporation, partnership, association or other business organization or division thereof;

  •
  amend TubeMogul's certificate of incorporation or bylaws or, in the case of any of TubeMogul's subsidiaries, their respective constituent documents;

  •
  establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (including the Shares), except for dividends or other distributions by a direct or indirect wholly owned subsidiary of TubeMogul to its parent;

  •
  repurchase, redeem or otherwise reacquire any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) repurchase or reacquisitions of Shares pursuant to TubeMogul's right (under written commitments in effect as of the date of the Merger Agreement) to repurchase or reacquire Shares held by each officer or other employee, or individual who is an independent contractor, consultant or director, of or to TubeMogul or any of its subsidiaries (a "Company Associate") only upon termination of such associate's employment or engagement by TubeMogul, (y) the relinquishment of shares by Company Associates in payment of withholding tax upon the vesting of restricted stock units or (z) the cashless or net exercise of stock options, in each case of clauses "(x)", "(y)" and "(z)", pursuant to the terms of such awards in effect on the date of the Merger Agreement;

  •
  split, combine or reclassify any outstanding shares of its capital stock;

  •
  issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by TubeMogul or any of its subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of the Merger Agreement, except (w) pursuant to contracts in effect as of the date of the Merger Agreement, (x) for the Shares issuable upon exercise or conversion of stock options outstanding on the date of the Merger Agreement, (y) for the vesting of restricted stock units granted prior to the execution of the Merger Agreement and (z) pursuant to the operation of the ESPP in accordance with the Merger Agreement;

  •
  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, except for indebtedness incurred or guaranteed in the ordinary course of business;

  •
  make any loans or advances, except (A) to or for the benefit of TubeMogul's subsidiaries or (B) for those not in excess of $250,000 in the aggregate;

  •
  except in the ordinary course of business consistent with past practice with respect to employees below the level of vice-president or to the extent required in a Company Employee Benefit Plan (as defined in the Merger Agreement) in existence as of the date of the Merger Agreement: (A) grant or increase any severance or termination pay to any Company Associate (it being understood that the hiring of a new employee who is not an executive officer and who is subject to the existing severance and termination policies of TubeMogul pursuant to a Company Employee Benefit Plan, or the payment of severance to an employee in accordance with the existing severance policies of TubeMogul pursuant to a Company Employee Benefit Plan that are provided in writing to the Adobe, shall not constitute the grant or increase in any severance or termination pay), (B) execute any Company Employee Agreement (as defined in the Merger Agreement), (C) increase the benefits payable under any existing Company Employee Agreement, (D) increase the compensation, bonus or other benefits of current or former directors or executive officers of TubeMogul or any of its subsidiaries, or, other than in the ordinary course of business, of employees of TubeMogul or any of its subsidiaries, (E) adopt or establish any new employee benefit plan that would be a Company Employee Benefit Plan if it were in existence on the date of the Merger Agreement, or amend in any material respect any existing Company Employee Benefit Plan, (F) take any action that would result in its incurring any obligation for any payments or benefits that would result in any material payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any current or former director, officer, individual consultant or employee of TubeMogul under any Company Employee Benefit Plan or otherwise, that would result in an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code, or that would materially increase any benefits otherwise payable under any Company Employee Benefit Plan (without regard to whether the transactions contemplated by the Merger Agreement are consummated) or (G) hire or terminate the employment (other than for cause) of any employee at the level of vice-president and above;

  •
  (A) other than in the ordinary course of business consistent with past practice with respect to employees below the level of vice-president execute or amend (other than as required by existing Company Employee Benefit Plans or by applicable law or regulation) in any material respect any employment, consulting, severance or indemnification agreement between TubeMogul or any of its subsidiaries and any of their respective directors, officers, agents, consultants or employees or (B) execute or amend any collective bargaining agreement or other obligation to any labor organization incurred or entered into by TubeMogul or any of its subsidiaries;

  •
  change its tax accounting methods, principles or practices, other than as required by GAAP or applicable law or regulation;

  •
  (A) amend any income or other material tax return, (B) make, change or revoke any material tax election, (C) settle or compromise any material tax claim or assessment by any governmental authority, (D) surrender any right to claim a material tax refund or (E) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

  •
  settle, compromise or otherwise resolve any legal proceedings outside the ordinary course of business consistent with past practice or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the financial statements of TubeMogul;

  •
  other than in the ordinary course of business, pay or discharge any claims, liens or liabilities involving more than $250,000 individually or $500,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in TubeMogul's financial statements;

  •
  make or commit to make capital expenditures exceeding by $500,000 or more the aggregate budgeted amount set forth in TubeMogul's fiscal 2016 capital expenditure plan previously made available to Adobe;

  •
  enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts TubeMogul or any of its subsidiaries, or that would reasonably be expected to, after the Effective Time, materially limit or restrict Adobe or any of its subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Adobe or any of its subsidiaries;

  •
  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

  •
  take or agree in writing or otherwise to take any of the actions precluded by the foregoing.

No Solicitation and Superior Proposal Provisions

        The Merger Agreement provides that, during the Pre-Closing Period, TubeMogul shall not, and TubeMogul shall cause its subsidiaries and representatives of TubeMogul and its subsidiaries not to, (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal (as defined below) or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to a Takeover Proposal (a "Takeover Inquiry"), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal or Takeover Inquiry (or resolve to or publicly propose to do any of the foregoing), (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or Takeover Inquiry, or (iv) terminate, amend, waive or fail to enforce any rights under any "standstill" or other similar agreement between TubeMogul or any of its subsidiaries and any Parent (other than Adobe); provided, however, that prior to the Acceptance Time, in response to an unsolicited written Takeover Proposal from a third party that has not been withdrawn and that the TubeMogul Board determines in good faith (after receiving the advice of its financial advisor and outside counsel) is, or could reasonably be expected to result in or lead to, a Superior Proposal, TubeMogul and its representatives may (x) furnish information with respect to TubeMogul and its subsidiaries to the person making such Takeover Proposal and its representatives and afford access to the business, properties, assets, books, records or personnel of TubeMogul and any of its subsidiaries, in each case, pursuant to an Acceptable Confidentiality Agreement (as defined below) and (y) participate or engage in discussions or negotiations with such person making such Takeover Proposal and its representatives (including to solicit a revised Takeover Proposal), in the case of each of clauses "(x)" and "(y)," if and only if: (1) there shall have been no material breach or violation of the terms of the non-solicitation provisions contained in the Merger Agreement in connection with such person making such Takeover Proposal; (2) prior to taking any action contemplated in clauses "(x)" or "(y)" with respect to such person, the TubeMogul Board shall have determined in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of TubeMogul under applicable law or regulation; (3) contemporaneously with furnishing or making available any information to such person, TubeMogul furnishes or makes available such information to Adobe (to the extent not previously furnished or made available to Adobe); and (4) the Acceptable Confidentiality Agreement between TubeMogul and such person making such Takeover Proposal does not prohibit or restrict TubeMogul in any way from complying with its disclosure obligations to Adobe under the Merger Agreement. Notwithstanding anything to the contrary in the non-solicitation provisions of the Merger Agreement, during the Pre-Closing Period, TubeMogul shall not be required to enforce, and shall be permitted to waive, any provision of any standstill or confidentiality agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the TubeMogul Board (or any committee thereof), provided that the TubeMogul Board shall have determined in good faith (after consultation with outside counsel) that so enforcing or not waiving any such provision of any standstill or confidentiality agreement would be inconsistent with its fiduciary duties to the stockholders of TubeMogul under applicable law or regulation. "Acceptable Confidentiality Agreement" means an agreement with TubeMogul that either (i) is in effect as of the execution and delivery of the Merger Agreement; or (ii) contains provisions that are no less favorable in the aggregate to TubeMogul than those contained in the Master Agreement for Disclosure of Information, dated October 19, 2016, by and between TubeMogul and Adobe (the "Confidentiality Agreement") and does not prohibit TubeMogul from complying with its obligations under the non-solicitation provisions of the Merger Agreement.

        Nothing contained in the Merger Agreement shall prohibit TubeMogul or the TubeMogul Board from (i) taking and disclosing to the holders of Shares a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to the holders of Shares if the TubeMogul

Board has determined in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of TubeMogul under applicable law or regulation, or (iii) making any "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that: (A) this paragraph shall not be deemed to permit the TubeMogul Board to make a Company Adverse Change Recommendation (as defined below) except as and to the extent permitted by the terms of the Merger Agreement; and (B) any such communication or disclosure shall be deemed to be a Company Adverse Change Recommendation unless it is accompanied by a statement of the TubeMogul Board expressly reaffirming the Company Board Recommendation in connection with such communication or disclosure.

        The Merger Agreement provides that TubeMogul shall promptly (within one business day) notify Adobe in writing of any Takeover Proposal or Takeover Inquiry (and of any material amendments or modifications thereto), or any request for information with respect to any Takeover Proposal or Takeover Inquiry, that is received during the Pre-Closing Period, including the material terms and conditions of any Takeover Proposal, Takeover Inquiry or request received during the Pre-Closing Period (unless the Takeover Proposal or Takeover Inquiry is in written form, in which case TubeMogul shall give Adobe a copy thereof and any material amendments or modifications thereto) and the identity of the person making such Takeover Proposal, Takeover Inquiry or request); provided, however, nothing in this paragraph shall require TubeMogul to breach any confidentiality obligations of TubeMogul in existence prior to the date of the Merger Agreement to a person making a Takeover Proposal that would preclude any of the disclosures contemplated by this paragraph regarding such person's Takeover Proposal.

        The Merger Agreement also provides that TubeMogul shall, and shall direct its representatives to cease immediately all discussions and negotiations that commenced prior to the date of the Merger Agreement regarding any Takeover Proposal or Takeover Inquiry. TubeMogul also shall promptly (and in any event within three business days following the date of the Merger Agreement) (A) request in writing that each person that has previously executed a confidentiality agreement in connection with its consideration of acquiring TubeMogul or any portion thereof to return or destroy all confidential information heretofore furnished to such person by or on behalf of TubeMogul or any of its subsidiaries, and (B) cease furnishing or making available any non-public information regarding TubeMogul or any of its subsidiaries to such person, including by prohibiting such person from having access to any physical or electronic data rooms. Nothing in this paragraph shall be deemed to prevent TubeMogul, its subsidiaries or their respective representatives from taking any action otherwise permitted by Section 6.6(a) through (c) of the Merger Agreement.

        As defined in the Merger Agreement, "Takeover Proposal" means any proposal or offer from any person (other than Adobe, Purchaser or any of their affiliates) to engage in any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving any acquisition, merger, consolidation, reorganization, share exchange, share issuance, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the TubeMogul or any of its subsidiaries of (A) the assets or businesses that constitute or represent 15% or more of the total revenue, operating income, or assets of TubeMogul and its subsidiaries, taken as a whole, or (B) 15% or more of the outstanding Shares or any other capital stock of, or other equity or voting interests in, TubeMogul or any of its subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above.

        As defined in the Merger Agreement, "Superior Proposal" means any bona fide written Takeover Proposal which is on terms that the TubeMogul Board determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the legal, regulatory and financial aspects thereof, the ability to finance the proposal, the prospects for completion and other aspects of the proposal that the TubeMogul Board (or a committee thereof) deems relevant, (i) would, if consummated, result in a transaction that is more favorable to the holders of TubeMogul common stock from a financial point of view than the transactions contemplated by the Merger Agreement (including the terms of any proposal by Adobe to modify the terms of the transactions contemplated by the Merger Agreement) and (ii) is reasonably capable of being completed on the terms proposed. For purposes of the reference to a "Takeover Proposal" in this definition, all references to 15% in the definition of "Takeover Proposal" will be deemed to be references to "50%."

Change of Recommendation

        The Merger Agreement provides that during the Pre-Closing Period, neither the TubeMogul Board nor any committee thereof shall: (i)(A) withdraw (or modify in a manner adverse to Adobe or Purchaser), or publicly propose to withdraw (or modify in a manner adverse to Adobe or Purchaser), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Change Recommendation"); (ii) fail to publicly reaffirm its recommendation of the Merger Agreement within ten business days after Adobe so requests in writing, provided that, unless a Takeover Proposal will have been publicly disclosed, Adobe may only make such request once every 30 days; (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow TubeMogul to execute or enter into any contract with respect to any Takeover Proposal, or requiring, or reasonably expected to cause, TubeMogul to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated by the Merger Agreement (other than an Acceptable Confidentiality Agreement) or (iv) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer by a third party, other than a recommendation against such offer or a "stop, look and listen" communication by the TubeMogul Board (or a committee thereof) to the stockholders of TubeMogul pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the TubeMogul Board (or a committee thereof) may refrain from taking a position with respect to a Takeover Proposal until the close of business on the tenth business day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of this paragraph).

        The Merger Agreement provides that, notwithstanding anything to the contrary contained in the Merger Agreement, at any time prior to the Acceptance Time:

  •
  if TubeMogul has received a bona fide written Takeover Proposal (which Takeover Proposal did not result from or arise out of a breach of the non-solicitation obligations contained in the Merger Agreement) from any person that has not been withdrawn and, after consultation with outside legal counsel and financial advisor, the TubeMogul Board has determined, in good faith, that such Takeover Proposal is a Superior Proposal, then (x) the TubeMogul Board may make a Company Adverse Change Recommendation, or (y) TubeMogul may terminate the Merger Agreement and enter into a Specified Agreement (as defined in below) with respect to such Superior Proposal, if and only if: (A) the TubeMogul Board shall have determined in good faith, after consultation with TubeMogul's outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to TubeMogul's stockholders under applicable law or regulation; (B) TubeMogul shall have given Adobe prior written notice of its intention to make a Company Adverse Change Recommendation or terminate the Merger Agreement pursuant to Section 8.1(e)(i) of the Merger Agreement, in each case, with respect to such Superior Proposal (a "Superior Proposal Determination Notice") (which notice shall have included a copy of the definitive Specified Agreement (in the case of clause "(y)"), the identity of the person making such Superior Proposal and a summary of the material terms and conditions of the Superior Proposal) at least four business days prior to making any such Company Adverse Change Recommendation or termination (which notice will not constitute a Company Adverse Change Recommendation) (the "Superior Proposal Notice Period"); and (C) (1) during the Superior Proposal Notice Period, Adobe may propose revisions to the terms of the Merger Agreement or make other proposals so that such Takeover Proposal would cease to constitute a Superior Proposal, and TubeMogul shall have made its representatives available to, and negotiated in good faith with, Adobe with respect to such proposed revisions or other proposals, if any, during such period, and (2) after the end of such period, after considering the results of such negotiations and giving effect to the proposals made by Adobe, if any, and after consultation with its outside legal counsel and financial advisor, the TubeMogul Board shall have determined, in good faith, (I) that such Takeover Proposal still is a Superior Proposal and (II) that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement pursuant to Section 8.1(e)(i) of the Merger Agreement would be inconsistent with its fiduciary duties to TubeMogul's stockholders under applicable law or regulation (for the avoidance of doubt, the provisions of this paragraph will also apply to every material amendment to any Takeover Proposal and require that a new Superior Proposal Determination Notice be delivered to Adobe in accordance with clause "(B)" above; provided, however, that the "matching" period described in clauses "(B)" and "(C)" shall be two business days rather than the initial four business day period); and

  •
  other than in connection with a Takeover Proposal, the TubeMogul Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the TubeMogul Board shall have determined in good faith, after consultation with TubeMogul's outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to TubeMogul's stockholders under applicable law or regulation; (B) TubeMogul shall have given Adobe prior written notice of its intention to make a Company Adverse Change Recommendation as a result of such Change in Circumstance (a "Change in Circumstance Determination Notice") (which notice shall have included a reasonably detailed summary of such Change in Circumstance) at least four business days prior to making any such Company Adverse Change Recommendation (which notice will not constitute a Company Adverse Change Recommendation) (the "Change in Circumstance Notice Period"); and (C) (1) during the Change in Circumstance Notice Period, Adobe may propose revisions to the terms of the Merger Agreement or make other proposals so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and TubeMogul shall have made its representatives available to, and negotiated in good faith with, Adobe with respect to such proposed revisions or other proposals, if any, during such period, and (2) after the end of such period, after considering the results of such negotiations and giving effect to the proposals made by Adobe, if any, and after consultation with TubeMogul's outside legal counsel and financial advisor, the TubeMogul Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with its fiduciary duties to TubeMogul's stockholders under applicable law or regulation (for the avoidance of doubt, the provisions of this paragraph will also apply to every material change to the facts and circumstances relating to such Change in Circumstance and require that a new Change in Circumstance Determination Notice be delivered to Adobe in accordance with clause "(B)" and "(C)" above, provided, however, that the "matching" period described in clauses "(B)" shall be two business days rather than the initial four business day period). "Change in Circumstance" means any material event or development or material change in circumstances with respect to TubeMogul that (a) was not known and could not reasonably be expected to have been known or foreseen (or, if known, the consequences of which were not known and could not reasonably be expected to have been known or foreseen) by the TubeMogul Board as of the date of the Merger Agreement, (b) becomes known to the TubeMogul Board prior to the consummation of the Offer and (c) does not relate to (i) any Takeover Proposal, (ii) any events, changes or circumstances relating to Adobe, Purchaser or any of their affiliates or (iii) the status or clearance of the Merger under applicable antitrust laws.

Access to Information

        The Merger Agreement provides that during the Pre-Closing Period, TubeMogul shall, and shall cause its subsidiaries and the officers, directors, employees and agents of TubeMogul and its subsidiaries, to, upon Adobe's reasonable advance notice to TubeMogul, afford the officers, employees and agents of Adobe and Purchaser reasonable access during normal business hours to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Adobe and Purchaser all financial, operating and other data and information as Adobe and Purchaser through their officers, employees or agents, may reasonably request, subject to customary exceptions, including whether such disclosure would jeopardize any attorney-client or other legal privilege of TubeMogul or would contravene any applicable law or regulation, fiduciary duty or contract entered into prior to the date of the Merger Agreement.

Notice of Certain Events

        The Merger Agreement provides that during the Pre-Closing Period, TubeMogul agrees to give prompt notice to Adobe upon becoming aware that any representation or warranty made by it in the Merger Agreement has become untrue or inaccurate, or of any failure by TubeMogul to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the Merger Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Adobe and Purchaser to consummate the Offer or Merger to fail to be satisfied, respectively, except that no such notification will affect or be deemed to modify any representation or warranty of TubeMogul set forth in the Merger Agreement or the conditions to the obligations of Adobe and Purchaser to consummate the Offer or the Merger or the remedies available to the parties under the Merger Agreement; provided, however, that the failure to notify Adobe of a breach of any representation or warranty made by it in the Merger Agreement pursuant to this Section will not constitute a breach of covenant in any material respect for purposes of paragraph (d) of Exhibit B of the Merger Agreement.

        The Merger Agreement also provides that during the Pre-Closing Period, Adobe agrees to give prompt notice to TubeMogul upon becoming aware that any representation or warranty made by it in the Merger Agreement has become untrue or inaccurate or of any failure by Adobe to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the Merger Agreement, in each case, if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to result in a Parent Material Adverse Effect (as defined in the Merger Agreement), except that no such notification will affect or be deemed to modify any representation or warranty of Adobe or Purchaser set forth in the Merger Agreement or the remedies available to the parties under the Merger Agreement.

Director and Officer Indemnification

        The Merger Agreement provides that Adobe and Purchaser agree that all rights to indemnification by TubeMogul now existing in favor of each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time an officer or director of TubeMogul or any of its subsidiaries (each an "Indemnified Party"), with respect to actions or omissions taken by an Indemnified Party prior to the Effective Time in his or her capacity as an officer or director of TubeMogul or any of its subsidiaries, as provided in TubeMogul's certificate of incorporation or bylaws, in each case as in effect on the date of the Merger Agreement, or pursuant to any indemnification agreements identified in the disclosure schedule delivered in connection with the Merger Agreement, in each case as in effect on the date of the Merger Agreement, copies of which have been made available to Adobe, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, will survive the Merger and will remain in full force and effect. From the Effective Time through the six year anniversary of the date on which the Effective Time occurs, Adobe shall cause the Surviving Corporation to abide by such indemnification obligations to the Indemnified Parties.

        The Merger Agreement further provides that Adobe shall cause the Surviving Corporation to maintain TubeMogul's officers' and directors' liability insurance policies, in effect on the date of the Merger Agreement (the "D&O Insurance"), for a period of six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution will not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event will Adobe or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by TubeMogul for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant to the Merger Agreement; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Adobe and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Adobe or the Surviving Corporation shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less advantageous than the D&O Insurance, and such "tail" policy will satisfy the provisions of the Merger Agreement.

Reasonable Best Efforts to Consummate the Merger; Regulatory Filings

        The Merger Agreement provides that each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, under applicable antitrust laws and otherwise, to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from governmental authorities (the "Governmental Consents") and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such Governmental Consents by or from, or to avoid an action or proceeding by, any governmental authority in connection with any antitrust law; (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary set forth in the Merger Agreement, neither TubeMogul nor of its subsidiaries shall be required to agree to the payment of a consent fee, "profit sharing" payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with obtaining any consent pursuant to any Company Material Contract (as defined in the Merger Agreement).

        The Merger Agreement provides that the parties agree to use their respective reasonable best efforts to take, and to cause their affiliates to take, all actions and steps requested or required by any governmental authority as a condition to granting any Governmental Consent, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the United States Federal Trade Commission, or any successor thereto (the "FTC"), and the United States Department of Justice, or any successor thereto (the "DOJ"), or other governmental authorities of any other jurisdiction for which Governmental Consents are sought with respect to the transactions contemplated by the Merger Agreement, so as to obtain such Governmental Consents, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other governmental authorities under antitrust laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Acceptance Time beyond the Expiration Date.

        The Merger Agreement provides that each of the parties thereto shall (and shall cause their respective affiliates, if applicable, to): (i) promptly, but in no event later than ten business days after the date of the Merger Agreement, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the transactions contemplated by the Merger Agreement; and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications are required to be made with, or Governmental Consents are required to be obtained from, any other governmental authorities in connection with the transactions contemplated by the Merger Agreement.

        The Merger Agreement provides that, during the Pre-Closing Period, each party shall use its reasonable best efforts to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental authority or brought by a third party before any governmental authority, in each case, with respect to the transactions contemplated by the Merger Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other governmental authority in connection with any such request, inquiry, investigation, action or legal proceeding, (iv) upon request, promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any governmental authority in connection with any such request, inquiry, investigation, action or legal proceeding (other than Item "4(c)" and "4(d)" documents as those terms are used in the rules and regulations under the HSR Act), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vi) except as may be prohibited by any governmental authority or by any law or regulation, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the transactions contemplated by the Merger Agreement, each party thereto shall provide advance notice of and permit authorized representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any governmental authority in connection with such request, inquiry, investigation, action or legal proceeding. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may reasonably be requested by any governmental authority, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any party or any of their respective subsidiaries from any governmental authority in connection with such applications or filings for the transactions contemplated by the Merger Agreement. Purchaser shall pay all filing fees under the HSR Act and for any filings required under foreign antitrust laws, but TubeMogul shall bear its own costs for the preparation of any such filings. Neither party shall commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable antitrust laws, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Public Announcements

        The Merger Agreement provides that Adobe and TubeMogul shall use commercially reasonable efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any press release or other public announcement with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement (to the extent not previously issued or made in accordance with the Merger Agreement).

Section 16 Matters

        The Merger Agreement provides that, prior to the Acceptance Time, TubeMogul shall take all such steps as may be required to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and stock options and restricted stock units in the transactions contemplated by the Merger Agreement by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Employment and Employee Benefits

        The Merger Agreement provides that, from and after the Effective Time, Adobe agrees to honor in accordance with their terms all Company Employee Benefit Plans listed in the disclosure schedule delivered in connection with the Merger Agreement or filed as exhibits to certain of the SEC filings of TubeMogul and all accrued benefits vested thereunder; it being understood and agreed that nothing in this paragraph will prevent Adobe from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable law or regulation.

        The Merger Agreement further provides that, as of the Closing, the Surviving Corporation or one of the subsidiaries of TubeMogul shall continue to employ the employees of TubeMogul and its subsidiaries as of the Effective Time. For a period of one year following the Effective Time, Adobe agrees to provide, or cause to be provided, to those employees of TubeMogul and its subsidiaries who are employed by them as of immediately prior to the Effective Time and who continue to be actively employed by the Surviving Corporation (or any affiliate thereof) during such one-year period the base salary (or base wages, as the case may be) no less favorable than the base salary (or base wages, as applicable) provided by TubeMogul and its subsidiaries to such employees immediately prior to the Effective Time; provided that Adobe shall be under no obligation to retain any employee or group of employees of TubeMogul or its subsidiaries other than as required by applicable law or regulation.

        The Merger Agreement provides that, for purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Adobe and its subsidiaries (including, after the Closing, the Surviving Corporation), Adobe shall, or shall cause its subsidiaries to, subject to applicable law or regulation and the terms of such plan, program or arrangement, cause each such plan, program or arrangement to treat the prior service with TubeMogul and its affiliates of each person who is an employee of TubeMogul or its subsidiaries immediately prior to the Closing (a "Company Employee") (to the same extent such service is recognized under analogous plans, programs or arrangements of TubeMogul or its affiliates prior to the Closing) as service rendered to Adobe or its subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual) and for sabbatical purposes; provided, however, that such crediting of service will not operate to duplicate any benefit or the funding of such benefit. With respect to each health or welfare benefit plan maintained by Adobe and its subsidiaries (including, after the Closing, the Surviving Corporation) for the benefit of Company Employees, Adobe shall use its commercially reasonable efforts to (i) ensure that Company Employees will be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other health or welfare benefit plan for which deductibles or co-payments are required and (ii) waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Adobe or the Surviving Corporation shall cause any accrued but unused vacation, sick leave or other paid time off (excluding sabbatical) that is accrued as of the Closing Date to be paid out to Company Employees through payroll following the Closing, less applicable withholding taxes.

        If directed in writing by Adobe prior to the Effective Time and, with respect to each plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a "401(k) Plan"), prior to the date on which the Acceptance Time occurs, TubeMogul shall take (or cause to be taken) all actions reasonably determined by Adobe to be necessary or appropriate to terminate any such employee benefit plan, with such termination effective as of the business day immediately prior to the date on which the Acceptance Time occurs with respect to any such 401(k) Plan. TubeMogul shall provide Adobe with evidence that such 401(k) Plan(s) have been timely terminated pursuant to resolutions of the board of directors of TubeMogul or TubeMogul's subsidiary, as the case may be. The form and substance of such resolutions shall be subject to the prior review and approval of Adobe, which approval shall not be unreasonably withheld. TubeMogul also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Adobe may reasonably request.

Conditions to the Merger

        The Merger Agreement provides that the obligations of the parties to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) no Judgment issued by a court of competent jurisdiction or by a governmental authority, nor any law or regulation or other legal restraint or prohibition, will be in effect that would make the Merger illegal or otherwise prevent the consummation thereof; and (ii) Purchaser (or Adobe on Purchaser's behalf) will have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not validly withdrawn pursuant to the Offer.

Termination of the Merger Agreement

Rights to Terminate the Merger Agreement

        The Merger Agreement provides that the Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time:

  •
  by mutual written consent of Adobe and TubeMogul;

  •
  by either TubeMogul or Adobe, if the Offer (as it may have been extended pursuant to the Merger Agreement) will have expired, without the acceptance for payment of Shares pursuant to the Offer; provided, however, that a party will not be permitted to terminate the Merger Agreement pursuant to this section if: (i) the expiration of the Offer is attributable to the failure of an Offer Condition to be satisfied; and (ii) the failure of such Offer Condition to be satisfied is attributable to a failure, on the part of the party seeking to terminate the Merger Agreement, to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Acceptance Time (the "Offer Expiration Termination Provision");

  •
  by either TubeMogul or Adobe, if the Acceptance Time will not have occurred on or prior to the close of business on the Outside Date; provided, however, that the right to terminate the Merger Agreement under either clause of this section will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Acceptance Time to occur on or before the Outside Date (the "Outside Date Termination Provision");

  •
  by either TubeMogul or Adobe, if any Judgment issued by a court of competent jurisdiction or by a governmental authority, or law or regulation or other legal restraint or prohibition making the acceptance for payment of, and payment for, shares of TubeMogul common stock pursuant to the Offer or the Merger illegal or otherwise preventing the consummation thereof will be in effect and will have become final and nonappealable; provided, however, that a party shall not be permitted to terminate the Merger Agreement pursuant to this section if the issuance of such Judgment is attributable to the failure of such party to fulfill any of its obligations under the Merger Agreement in any material respect;

  •
  by Adobe, if: (i) the TubeMogul Board will have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or will have effected a Company Adverse Change Recommendation; (ii) a tender offer or exchange offer for outstanding shares of TubeMogul common stock shall have been commenced (other than by Adobe or an affiliate of Adobe) and the TubeMogul Board shall have recommended that the stockholders of TubeMogul tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, the TubeMogul Board shall have failed to recommend against acceptance of such offer and to publicly reaffirm its recommendation of the Merger Agreement, the Offer and the Merger; (iv) a Takeover Proposal shall have been publicly announced, and TubeMogul shall have failed to issue a press release that reaffirms its recommendation of the Merger Agreement, the Offer and the Merger, within five business days after such Takeover Proposal is publicly announced; or (v) there shall have been a willful and material breach by TubeMogul of Section 6.1 of the Merger Agreement (the "Board Recommendation Termination Provision");

  •
  by Adobe, if TubeMogul has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of an Offer Condition set forth in clause (c) or (d) of Exhibit B of the Merger Agreement, (B) is incapable of being cured by the Outside Date, or has not been cured within thirty days of the date Adobe gives TubeMogul notice of such breach or failure to perform; provided, however that Adobe will not have the right to terminate the Merger Agreement pursuant to this section if either Adobe or Purchaser is then in material breach of any representation, warranty, covenant or obligation contained in the Merger Agreement;

  •
  by the TubeMogul, if Adobe has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Parent Material Adverse Effect (as defined in the Merger Agreement), and (B) is incapable of being cured by the Outside Date or has not been cured by Adobe within thirty days of the date TubeMogul gives Adobe notice of such breach or failure to perform; provided, however, that TubeMogul will not have the right to terminate the Merger Agreement pursuant to this section if TubeMogul is then in material breach of any representation, warranty, covenant or obligation contained in the Merger Agreement;

  •
  by TubeMogul upon two business days' notice to Adobe, if Purchaser will have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in the Merger Agreement or will have failed to accept for purchase all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended), which failure, in each case, has not been cured by Adobe within five business days of the date TubeMogul gives Adobe notice of such failure to perform; provided, however, that TubeMogul shall not be permitted to terminate the Merger Agreement pursuant to this section if such failure by Purchaser results from the failure by TubeMogul

    (or its affiliates) to perform any covenant required to be performed by TubeMogul (or is affiliates) under the Merger Agreement; or

  •
  by TubeMogul, in order to accept a Superior Proposal and enter into a definitive agreement providing for the implementation of such Superior Proposal (a "Specified Agreement"), provided that (A) TubeMogul has complied in all material respects with the requirements of Section 6.1(b)(i) and Section 6.6 of the Merger Agreement and (B) concurrently with the termination of the Merger Agreement, TubeMogul pays to Adobe the Termination Fee as defined and detailed below and enters into the Specified Agreement (the "Fiduciary Termination Provision").

Effect of Termination

        The Merger Agreement provides that if the Merger Agreement is terminated pursuant to the provisions of the Merger Agreement which are summarized above, the Merger Agreement will become void and of no effect without liability of any party to the Merger Agreement to any of the other parties to the Merger Agreement, except that no such termination will relieve any party thereto of any liability for fraud or willful and material breach of the Merger Agreement for any and all liabilities and damages incurred or suffered by the other party as a result of such fraud or willful and material breach. The Merger Agreement provides that certain provisions of the Merger Agreement, including those relating to confidentiality, the effect of termination, payment of termination fees, limitations on assignment, choice of governing law, venue and jurisdiction and waiver of jury trial will survive any such termination of the Merger Agreement.

Termination Fee and Expenses

        The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense, except that Adobe or the Surviving Corporation will pay all fees and expenses of the exchange agent.

        The Merger Agreement provides that if the Merger Agreement is terminated (i) pursuant to the Board Recommendation Termination Provision, TubeMogul shall promptly, but in no event later than two business days after termination of the Merger Agreement, or (ii) pursuant to the Fiduciary Termination Provision, TubeMogul shall, concurrently with or prior to (and as a condition to) the termination of the Merger Agreement, in the case of each of clauses "(i)" and "(ii)," pay Adobe a fee in immediately available funds of $21,000,000 (the "Termination Fee").

        If the Merger Agreement is terminated (x) pursuant to (A) the Offer Expiration Termination Provision where the failure of the Acceptance Time to have occurred is attributable to the failure of the Minimum Condition to have been satisfied, or (B) the Outside Date Termination Provision, (y) at any time on or after the date of the Merger Agreement and prior to such termination a Takeover Proposal will have been publicly announced, and (z) within twelve months after the date of such termination, TubeMogul consummates, or enters into a contract with respect to, any transaction specified in the definition of "Takeover Proposal" (and which transaction is ultimately consummated), then TubeMogul shall pay Adobe the Termination Fee on the date of consummation of such transaction. For purposes of this paragraph, "Takeover Proposal" will have the meaning ascribed thereto except that references in such definition to "15%" will be replaced by "50%."

Amendment of the Merger Agreement

        The Merger Agreement provides that, at any time prior to the Acceptance Time, the Merger Agreement may be amended by the parties thereto, without the need to obtain the approval of any third party beneficiaries. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

Specific Performance of the Merger Agreement

        The Merger Agreement provides that the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Other Agreements

Tender and Support Agreements

        The following is a summary of the material provisions of the Tender and Support Agreements (as defined below). The following description of the Tender and Support Agreements is only a summary and is qualified in its entirety by reference to the form of Tender and Support Agreements, a copy of which is filed as Exhibit (d)(2) of the Schedule TO and is incorporated herein by reference. For a complete understanding of the Tender and Support Agreements, you are encouraged to read the full text of the form of Tender and Support Agreements.

        Concurrently with entering into the Merger Agreement, Adobe and Purchaser entered into Tender and Support Agreements dated as of November 10, 2016 (the "Tender and Support Agreements") with Ajay Chopra, Ashu Garg, Brett Wilson, David Toth, Eric Deeds, Jack Lazar, Keith Eadie, Russell Fradin, Trinity Ventures X, L.P., Trinity X Side-By-Side Fund, L.P. and Trinity X Entrepreneurs' Fund, L.P. (each a "Supporting Stockholder"). Excluding Shares underlying TubeMogul stock options and restricted stock units, as of November 9, 2016, the Supporting Stockholders collectively beneficially owned, in the aggregate, 5,829,554 Shares (or approximately 15.8% of all Shares outstanding as of November 9, 2016). Including Shares which may be issued under TubeMogul stock options and restricted stock units which are exercisable for or may become vested and settled for Shares within 60 days of November 9, 2016, the Supporting Stockholders collectively beneficially owned, in the aggregate, 6,888,463 Shares as of November 9, 2016 (or approximately 18.2% of the total of all Shares that are outstanding and all additional Shares that are deemed outstanding for purposes of calculating the Supporting Stockholders' percentage ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act as of November 9, 2016).

        The Tender and Support Agreements provide that, no later than ten business days after the commencement of the Offer, each Supporting Stockholder will tender into the Offer, and not withdraw, all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Tender and Support Agreement or that such Supporting Stockholder acquires record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of after such date during the Support Period (as defined below) (collectively, the "Subject Shares").

        The Tender and Support Agreements for the Supporting Stockholders terminate upon the earlier of (i) the valid termination of the Merger Agreement, or (ii) the Effective Time.

        During the period from November 10, 2016 until the termination of the Tender and Support Agreements (the "Support Period"), the Supporting Stockholders will vote their Shares against certain alternative corporate transactions (as more fully described in the form of Tender and Support Agreement). During the applicable Support Period, Adobe is appointed as the Supporting Stockholders' attorney-in-fact and proxy to so vote their Subject Shares.

Confidentiality Agreement

        Adobe and TubeMogul entered into the Confidentiality Agreement (as defined above) on October 19, 2016. Under the terms of the Confidentiality Agreement, Adobe and TubeMogul agreed that, subject to certain exceptions, that certain non-public information each may make available to the other will not be disclosed for any purpose other than the possible acquisition transaction involving Adobe and TubeMogul. Adobe and TubeMogul also agreed to certain "standstill" provisions, which will remain in effect until the earlier of October 19, 2017 or the consummation of the Merger or other significant event by the disclosing party.

        This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) of the Schedule TO and is incorporated herein by reference.

Exclusivity Agreement

        Adobe and TubeMogul entered into an exclusivity agreement (the "Exclusivity Agreement") dated as of November 4, 2016 whereby, TubeMogul agreed to provide Adobe with an opportunity to complete due diligence and to negotiate, consistent with the price and other material terms proposed by Adobe in its proposal letter, the proposed sale of all of the outstanding capital stock of TubeMogul to Adobe on an exclusive basis commencing on November 4, 2016 and ending on the earlier of (1) November 9, 2016 at 11:59 p.m. and (2) the time at which Adobe proposes a per-share purchase price for the sale of the outstanding capital stock of TubeMogul that is not 100% cash or that is less than $14.00. Pursuant to the terms of the Exclusivity Agreement, TubeMogul agreed that neither it nor any of its affiliates, officers, directors, employees or principal stockholders or any representative acting on their behalf would, among other things, directly or indirectly: (a) solicit, encourage, initiate, participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of TubeMogul's business or properties or any of its capital stock, whether by merger, purchase of assets, license, tender offer or otherwise, or effect any such transaction; (b) disclose or provide any information not customarily disclosed to any person concerning TubeMogul's business or properties or afford any person or entity access to its properties, books and records or employees, not customarily afforded such access; or (c) assist or cooperate with any person to make any proposal to purchase any TubeMogul capital stock or any portion of TubeMogul's assets or enter into any agreement with any person providing for the acquisition of TubeMogul (whether by way of merger, purchase of assets, license, tender offer or otherwise).

        The Exclusivity Agreement also provided that TubeMogul was not be required to eliminate any existing electronic datasite access to any person so long as TubeMogul does not provide any information to such person that was not already accessible by such person in such datasite prior to the effective date of the Exclusivity Agreement; provided, however, TubeMogul agreed to eliminate such access upon the request of Adobe.

        This summary of the Exclusivity Agreement is only a summary and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(4) of the Schedule TO and is incorporated herein by reference.

12.   Purpose of the Offer; Plans for TubeMogul

Purpose of the Offer

        The purpose of the Offer is for Adobe, through Purchaser, to acquire control of, and would be the first step in Adobe's acquisition of the entire equity interest in, TubeMogul. The Offer is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as promptly as practicable thereafter.

        The TubeMogul Board has unanimously adopted resolutions: (i) determining that the Merger Agreement, including the Offer, the Merger and the other transactions contemplated thereby, are fair to and in the best interests of TubeMogul and its stockholders; (ii) electing that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL; (iii) adopting and approving the Merger Agreement, declaring the advisability of the Merger Agreement and approving the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iv) approving the execution, delivery and performance by TubeMogul of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (v) recommending that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer. If the Offer is consummated, we do not anticipate seeking the approval of TubeMogul's remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of TubeMogul's stockholders in accordance with Section 251(h) of the DGCL.

Plans for TubeMogul

        After completion of the Offer and the Merger, TubeMogul will be a wholly-owned subsidiary of Adobe. In connection with Adobe's consideration of the Offer, Adobe has developed a plan, on the basis of available information, for the combination of the business of TubeMogul with that of Adobe. Adobe plans to integrate TubeMogul's business into Adobe. Adobe will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

        Except as set forth in this Offer to Purchase and the Merger Agreement, Adobe and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving TubeMogul or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of TubeMogul or any of its subsidiaries, (iii) any material change in TubeMogul's capitalization or dividend policy or (iv) any other material change in TubeMogul's corporate structure or business.

13.   Certain Effects of the Offer

        Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and TubeMogul will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the outstanding shares of TubeMogul's common stock will be held by Adobe.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    Depending upon the number of Shares purchased pursuant to the Offer, Shares may no longer meet the requirements for continued listing on the Nasdaq Global Select Market if, among other things, TubeMogul does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Adobe will seek to cause the listing of Shares on the Nasdaq Global Select Market to be discontinued as soon after the consummation of the Offer as the requirements for termination of the listing are satisfied.

        If the Nasdaq Global Select Market were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of TubeMogul to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by TubeMogul to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to TubeMogul, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of TubeMogul and persons holding "restricted securities" of TubeMogul to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the Nasdaq Global Select Market. We intend to cause the delisting of the Shares from the Nasdaq Global Select Market and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

14.   Dividends and Distributions

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Adobe, TubeMogul will not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of any capital stock of TubeMogul (except for distributions resulting from the vesting or exercise of TubeMogul stock options or restricted stock units).

15.   Conditions of the Offer

        For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the conditions below. Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) (the "Payment Rules"), to pay for any Shares tendered pursuant to the Offer and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement, unless, at the then effective Expiration Date (i) the Minimum Condition and (ii) all waiting periods (including all extensions thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer will have expired or been terminated (the "Antitrust Condition"). Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject to the Payment Rules, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement if, at the then effective Expiration Date, any of the following conditions exists:

  •
  any Judgment issued by a court of competent jurisdiction or by a governmental authority, or any law or regulation or other legal restraint or prohibition, will be in effect that would make the Offer or the Merger illegal or otherwise prevent the consummation thereof;

  •
  since the date of the Merger Agreement, there shall have occurred any Company Material Adverse Effect that is continuing, or there shall have occurred any Effect that would reasonably be expected to result in a Company Material Adverse Effect;

  •
  the representations and warranties of TubeMogul set forth in Section 3.2(a), Section 3.2(b) (the first sentence only) and Section 3.2(c) of the Merger Agreement (the "Capitalization Representations") (which relate to, among other things, the outstanding capitalization of TubeMogul) (x) will not have been true and correct as of the date of the Merger Agreement or will not be true and correct as of the Expiration Date as if made on and as of the Expiration Date (except, in each case, for representations and warranties that relate to a specific date which failure to be true and correct would be as of such specific date), and (y) the failure to be so true and correct, individually or in the aggregate with all other failures of the Capitalization Representations to be so true and correct, has resulted in or would reasonably be expected to result in additional cost, expense or liability to TubeMogul, Adobe and their affiliates of more than $5,000,000 in the aggregate;

  •
  the representations and warranties of TubeMogul set forth in clause "(y)" of the last sentence of Section 3.3(b), Section 3.3(f) and Section 3.6(a) of the Merger Agreement (the "Specified Representations") (which relate to, among other things, the proper authorization by the TubeMogul Board to exempt the transactions contemplated by the Merger Agreement from the restrictions in Section 203 of the DGCL, the applicability of the safe harbor provisions of Rule 14d-10 under the Exchange Act to the compensation arrangements between TubeMogul and its directors, officers and employees, and the absence of a Company Material Adverse Effect since June 30, 2016 and the date of the Merger Agreement) will not have been true and correct as of the date of the Merger Agreement or will not be true and correct as of the Expiration Date as if made on and as of the Expiration Date (except, in each case, for representations and warranties that relate to a specific date which failure to be true and correct would be as of such specific date);

  •
  the representations and warranties of TubeMogul set forth in Section 3.1, Section 3.2(d), Section 3.3(a), Section 3.3(b) (other than clause "(y)" of the last sentence thereof), Section 3.3(e), Section 3.9 and Section 3.21 of the Merger Agreement (collectively, the "Fundamental Representations") (which relate to, among other things, corporate organization, no shareholder rights plan, TubeMogul's corporate power and authority to enter into the Merger Agreement, the proper authorization and approval by the TubeMogul Board to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement pursuant to Section 251(h) of the DGCL, no vote of the TubeMogul stockholders is necessary to consummate the Merger, TubeMogul's employee benefit plans and broker's or finder's fees) will not have been true and correct in all material respect as of the date of the Merger Agreement or will not be true and correct in all material respects as of the Expiration Date as if made on and as of the Expiration Date, except for representations and warranties in the Fundamental Representations that address matters on as of a specific date or time (which failure to be true and correct would be as of such date or time), in each case, determined without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" limiting the scope of such representations and warranties;

  •
  the representations and warranties of TubeMogul set forth in the Merger Agreement (other than a Capitalization Representation, a Specified Representation or a Fundamental Representation) will not have been true and correct as of the date of the Merger Agreement or will not be true and correct as of the Expiration Date as if made on and as of the Expiration Date, except for such representations and warranties that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time), in each case determined without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" limiting the scope of such representations and warranties and disregarding such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

  •
  TubeMogul shall have failed to perform in any material respect any obligation, or failed to comply in any material respect with any agreement or covenant, of TubeMogul to be performed or complied with by it under the Merger Agreement prior to such time;

  •
  Adobe and Purchaser shall have not received a certificate executed by TubeMogul's Chief Executive Officer confirming on behalf of TubeMogul that the conditions set forth in clauses (b), (c) and (d) of Exhibit B of the Merger Agreement (which relate to, among other things, no Company Material Adverse Effect, accuracy of TubeMogul's representations and warranties and compliance with TubeMogul's covenants) have been duly satisfied; or

  •
  the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole and reasonable judgment of Purchaser or Adobe, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of Adobe and Purchaser and (except for the Minimum Condition) may be waived by Adobe and Purchaser, in whole or in part at any time from time to time, in the sole discretion of Adobe and Purchaser. The failure by Adobe, Purchaser or any other affiliate of Adobe at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals

        General.    Based on our examination of publicly available information filed by TubeMogul with the SEC and other publicly available information concerning TubeMogul, we are not aware of any governmental license or regulatory permit that appears to be material to TubeMogul's business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under "State Takeover Laws," such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under "Antitrust Compliance" below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to TubeMogul's business or that certain parts of TubeMogul's business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Antitrust Condition. See Section 15 — "Conditions of the Offer."

Antitrust Compliance

        Under the HSR Act (including the related rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions, including Purchaser's purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the DOJ (the "Antitrust Division") and certain waiting period requirements have been satisfied. Adobe and TubeMogul filed their respective Premerger Notification and Report Forms with the FTC and the Antitrust Division on November 17, 2016.

        Under the HSR Act, Purchaser's purchase of the Shares pursuant to the Offer is subject to an initial waiting period that will expire at 11:59 pm, Eastern Time, on December 2, 2016. However, the initial waiting period may be terminated prior to such date and time by the FTC, or Purchaser and TubeMogul may receive a request (a "Second Request") for additional information or documentary material from either the FTC or the Antitrust Division prior to such expiration. If the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer will be extended for an additional period of 10 calendar days, which will begin on the date on which Purchaser has substantially complied with the Second Request. Complying with a Second Request can take a significant period of time. Even though the waiting period is not affected by a Second Request to TubeMogul or by TubeMogul supplying the requested information, TubeMogul is obliged to respond to the request within a reasonable time. If the 10-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional 10-day waiting period before its expiration.

        The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Purchaser (or, after completion of the Merger, Adobe) to divest the Shares, or (iv) to require us or TubeMogul to divest substantial assets or seek other conduct relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages. See Section 15 — "Conditions of the Offer."

        Based upon an examination of publicly available information and other information relating to the businesses in which TubeMogul is engaged, Adobe and TubeMogul believe that neither the purchase of Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate applicable antitrust laws. Nevertheless, neither Adobe nor TubeMogul can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 — "Conditions of the Offer."

State Takeover Laws

        TubeMogul is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." The TubeMogul Board approved the Merger Agreement and the transactions contemplated therein, and the restrictions on "business combinations" described in Section 203 of the DGCL are inapplicable to the Merger Agreement and the transactions contemplated therein.

        A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        TubeMogul, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — "Conditions of the Offer."

17.   Appraisal Rights

        No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is completed, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being completed, stockholders who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been completed as of such time. If the Merger is completed, the holders of Shares who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

        The "fair value" of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Moreover, the "fair value" so determined could be higher or lower than, or the same as, the Offer Price. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.

        Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights in connection with the Merger under Section 262 of the DGCL.

        As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer and twenty days after the date of mailing of the formal notice of appraisal rights, deliver to TubeMogul a written demand for appraisal of Shares held, which demand must reasonably inform TubeMogul of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender such stockholder's Shares in the Offer; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

        Under Section 262 of the DGCL, a demand for appraisal rights must be made by the record holder of Shares. If you do not hold your Shares of record and desire to exercise appraisal rights in connection with the Merger, you will need to arrange for the record holder to make the demand for appraisal rights on your behalf in compliance with Section 262 of the DGCL.

        The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

18.   Fees and Expenses

        Purchaser has retained Innisfree M&A Incorporated to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        None of Adobe or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.   Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Adobe or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Adobe, Purchaser the Depositary or the Information Agent for the purposes of the Offer.

        Adobe and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, TubeMogul has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the TubeMogul Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — "Certain Information Concerning TubeMogul" above.

Tiger Acquisition Corporation

November 18, 2016

 SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND ADOBE

1.     PURCHASER

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below. The business address of each such director and executive officer is 345 Park Avenue, San Jose, CA 95110-2704. The telephone number at such office is (408) 536-6000. The directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment
Mike Dillon General Counsel and Secretary	Executive Vice President, General Counsel and Corporate Secretary
Tracy Hanson Director	Vice President, Accounting and External Reporting
Justin Judd Vice President and Assistant Secretary	Vice President, Associate General Counsel
Donna Morris President	Executive Vice President, Customer and Employee Experience
Keith San Felipe Director	Vice President, Corporate Treasurer

2.     ADOBE

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Adobe are set forth below. The business address of each such director and executive officer is 345 Park Avenue, San Jose, CA 95110-2704. The telephone number at such office is (408) 536-6000. Unless otherwise indicated below, all directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Amy L. Banse Director	Ms. Banse serves as Managing Director and Head of Funds, Comcast Ventures and Senior Vice President, Comcast Corporation. Prior to this role, she was President of Comcast Interactive Media (CIM), a division of Comcast responsible for developing Comcast's online strategy and operating Comcast's digital properties, including Fandango, Xfinity.com and Xfinitytv.com. Ms. Banse joined Comcast in 1991 and spent the early part of her career at Comcast overseeing the development of Comcast's cable network portfolio. Ms. Banse serves on the board of directors of The Clorox Company, a multinational manufacturer and marketer of consumer and professional products. She received a B.A. from Harvard and a J.D. from Temple University School of Law.

As the Managing Director and Head of Funds for Comcast Ventures and Senior Vice President, Comcast Corporation, as well as her prior executive positions, including President of CIM, Ms. Banse has extensive executive leadership experience, as well as extensive knowledge of operational, financial and strategic issues. She also brings to the Board a deep expertise in global media and technology organizations in online business.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Edward W. Barnholt Director

Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from March 1999 to March 2005 and as its Chairman of the Board from November 2002 until his retirement in March 2005. From 1990 to 1999, Mr. Barnholt served in several executive positions at Hewlett-Packard Company, a computer and electronics company, including serving as Executive Vice President and General Manager of its Measurements Organization. Mr. Barnholt currently serves on the board of directors of eBay Inc., a global online marketplace, and as Chairman of the Board of KLA-Tencor Corporation, a provider of process control and yield management solutions. Mr. Barnholt holds a B.S. and a M.S. in Electrical Engineering from Stanford University.

As the former President, Chief Executive Officer and Chairman of the Board of Agilent, as well as a former senior executive with Hewlett-Packard, Mr. Barnholt possesses significant leadership and operational experience, including on matters particularly relevant to companies with complex technology and international issues. As a board member of two other public companies, Mr. Barnholt also has strong corporate governance expertise and a global business perspective.

Robert K. Burgess Director

Mr. Burgess has been an independent consultant since December 2005. He served as Chief Executive Officer of Macromedia, Inc., a provider of Internet and multimedia software, from November 1996 to January 2005. He also served on the board of directors of Macromedia from November 1996 until December 2005, as Chairman of the Board of Macromedia from July 1998 until December 2005 and as Executive Chairman of Macromedia from January 2005 until December 2005, when Macromedia was acquired by Adobe. Prior to joining Macromedia, Mr. Burgess held key executive positions at Silicon Graphics, Inc., a graphics and computing company, and from 1991 to 1995 served as Chief Executive Officer and a member of the board of directors of Alias Research, Inc., a publicly traded 3D software company, prior to its acquisition by Silicon Graphics. Mr. Burgess currently serves on the boards of NVIDIA Corporation, a provider of programmable graphics processing technologies, and Rogers Communications Inc., a diversified communications and media company. He previously served on the board of IMRIS Inc. from September 2010 to November 2013. Mr. Burgess holds a B.Com. from McMaster University in Canada and is a Canadian citizen.

As the former Executive Chairman, Chief Executive Officer and Chairman of the Board of Macromedia, as well as several other executive positions, Mr. Burgess has extensive executive leadership experience, as well as extensive knowledge of operational, financial and strategic issues. He also possesses significant experience with business issues in technology organizations as a result of his former executive roles. With more than 20 years' experience as a board member of publicly traded companies, Mr. Burgess also has a broad understanding of the role and responsibilities of the Board and valuable insight on a number of significant issues in the technology industry.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Frank A. Calderoni Director

Mr. Calderoni currently serves as Executive Vice President, Operations and Chief Financial Officer at Red Hat, Inc. Until June 2015, he was an Executive Advisor at Cisco Systems Inc., a designer, manufacturer and seller of Internet Protocol (IP)-based networking and other products related to the communications and information technology industry. From 2008 to January 2015, Mr. Calderoni served as Executive Vice President and Chief Financial Officer at Cisco, managing the company's financial strategy and operations. He joined Cisco in 2004 from QLogic Corporation, a storage networking company where he was Senior Vice President and Chief Financial Officer. Prior to that, he was Senior Vice President, Finance and Administration and Chief Financial Officer for SanDisk Corporation, a flash data storage company. Before joining SanDisk, Mr. Calderoni spent 21 years at IBM, a global services, software and systems company, where he became Vice President and held controller responsibilities for several divisions within the company. Mr. Calderoni currently serves on the boards of Nimble Storage, Inc., a flash storage solutions company, and Palo Alto Networks, Inc., a network and enterprise security company. Mr. Calderoni holds a B.S. in Accounting and Finance from Fordham University and an M.B.A. in Finance from Pace University.

As a result of his positions at Cisco, as well as his past service as chief financial officer of publicly traded global technology companies, Mr. Calderoni brings to the Board abundant financial expertise that includes extensive knowledge of the complex financial and operational issues facing large global companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He provides the Board and Audit Committee with significant insight into the preparation of financial statements and knowledge of audit procedures. Through his senior executive positions, Mr. Calderoni has demonstrated his global leadership and business acumen.

James E. Daley Director

Mr. Daley has been an independent consultant since his retirement in July 2003 from Electronic Data Systems Corporation (EDS), an information technology service company. Mr. Daley served as Executive Vice President and Chief Financial Officer of EDS from March 1999 to February 2003, and as its Executive Vice President of Client Solutions, Global Sales and Marketing from February 2003 to July 2003. From 1963 until his retirement in 1998, Mr. Daley was with Price Waterhouse, L.L.P., an accounting firm, where he served as Co-Chairman-Operations and Vice-Chairman-International from 1988 to 1998. Mr. Daley currently serves on the board of directors of The Guardian Life Insurance Company of America. Mr. Daley holds a B.B.A. from Ohio University.

With more than 35 years of service with the international accounting firm Price Waterhouse, L.L.P., as well as his past service as the Chief Financial Officer of a publicly traded global technology company, Mr. Daley brings to the Board extensive expertise related to the business and financial issues facing large global technology corporations, as well as a comprehensive understanding of international business and corporate governance matters.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Laura B. Desmond Director

Ms. Desmond is the Chief Revenue Officer of Publicis Groupe, a group of global marketing, communication and business transformation companies, and has announced that she will retire from this position effective December 31, 2016. From 2008 to December 2015, she was the Global Chief Executive Officer of Starcom MediaVest Group (SMG), a global marketing and media services company which is part of the Publicis Groupe. Prior to her appointment as Global Chief Executive Officer in 2008, Ms. Desmond was Chief Executive Officer of SMG — The Americas from 2007 to 2008 where she managed a network spanning the United States, Canada and Latin America. She was Chief Executive Officer of MediaVest, based in New York, from 2003 to 2007, and from 2000 to 2002 she was Chief Executive Officer of SMG's Latin America group. Ms. Desmond previously served as a director of Tremor Video, Inc. from January 2012 to September 2013. She holds a B.B.A. in Marketing from the University of Iowa.

With her experience as Chief Revenue Officer of Publicis Groupe and Global Chief Executive Officer, as well as her prior senior executive positions at SMG, Ms. Desmond brings to the Board a deep expertise in global media and marketing technology organizations, leadership capabilities and business acumen. In addition, her past service on other boards gives her valuable knowledge and perspective.

Michael Dillon Executive Vice President, General Counsel and Corporate Secretary

Mr. Dillon joined Adobe in August 2012 as Senior Vice President, General Counsel and Corporate Secretary. Prior to joining Adobe, Mr. Dillon served as General Counsel and Corporate Secretary of Silver Spring Networks, a networking solutions provider, from November 2010 to August 2012. Before joining Silver Spring Networks, Mr. Dillon served in various capacities at Sun Microsystems, a diversified computer networking company, prior to its acquisition by Oracle Corporation. While at Sun Microsystems, from April 2006 to January 2010, Mr. Dillon served as Executive Vice President, General Counsel and Secretary, from April 2004 to April 2006, as Senior Vice President, General Counsel and Corporate Secretary, and from July 2002 to March 2004 as Vice President, Products Law Group. From October 1999 until June 2002, Mr. Dillon served as Vice President, General Counsel and Corporate Secretary of ONI Systems Corp, an optical networking company. Mr. Dillon is a board member of the Adventure Cycling Association.

Mark Garrett Executive Vice President, Chief Financial Officer

Mr. Garrett joined Adobe in February 2007 as Executive Vice President and Chief Financial Officer. Mr. Garrett served as Senior Vice President and Chief Financial Officer of the Software Group of EMC Corporation, a products, services and solutions provider for information management and storage, from June 2004 to January 2007, his most recent position since EMC's acquisition of Documentum, Inc., an enterprise content management company, in December 2003. Mr. Garrett first joined Documentum as Executive Vice President and Chief Financial Officer in 1997, holding that position through October 1999 and then re-joining Documentum as Executive Vice President and Chief Financial Officer in 2002. Mr. Garrett is also a director of Pure Storage, Inc., the Adobe Foundation, and the Children's Discovery Museum of San Jose.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Charles M. Geschke Co-Chairman of the Board of Directors

Dr. Geschke was a founder of Adobe and has served as our Chairman of the Board since September 1997, sharing that office with John E. Warnock. He was our Chief Operating Officer from December 1986 until July 1994 and our President from April 1989 until his retirement in April 2000. Dr. Geschke holds a Ph.D. in Computer Science from Carnegie Mellon University as well as an M.S. in Mathematics and an A.B. in Classics, both from Xavier University.

As a co-founder of Adobe and its former President and Chief Operating Officer, Dr. Geschke has experience growing Adobe from a start-up to a large publicly traded company. His nearly 20 years of executive and technological leadership at Adobe provide the Board with significant leadership, operations and technology experience, as well as important perspectives on innovation, management development, and global challenges and opportunities. As Co-Chairman of the Board, Dr. Geschke has a strong understanding of his role as a director and a broad perspective on key industry issues and corporate governance matters.

Bryan Lamkin Executive Vice President and General Manager, Digital Media

Mr. Lamkin currently serves as Executive Vice President and General Manager, Digital Media. He rejoined Adobe in February 2013 as Senior Vice President, Technology and Corporate Development. From June 2011 to May 2012, Mr. Lamkin served as President and Chief Executive Officer of Clover, a mobile payments platform. Prior to Clover, Mr. Lamkin co-founded and served as the Chief Executive Officer of Bagcheck, a sharing and discovery platform, from June 2010 to May 2011. From April 2009 to June 2010, Mr. Lamkin served as Senior Vice President of Consumer Products and Applications at Yahoo!, a global technology company providing online search, content and communication tools. From May 2008 to April 2009, Mr. Lamkin served as Executive in Residence at Sutter Hill Ventures. Mr. Lamkin previously was with Adobe from 1992 to 2006 and held various senior management positions including Senior Vice President, Creative Solutions Business Unit.

Ann Lewnes Executive Vice President and Chief Marketing Officer

Ms. Lewnes joined Adobe in November 2006 and currently serves as Executive Vice President and Chief Marketing Officer. Prior to joining Adobe, Ms. Lewnes spent 20 years at Intel Corporation, where she was Vice President of Sales and Marketing. Ms. Lewnes is a board member of Mattel and The Ad Council.

Donna Morris Executive Vice President, Customer and Employee Experience

Ms. Morris currently serves as Executive Vice President of Adobe's Global Customer and Employee Experience organization. Ms. Morris joined Adobe as Senior Director of Global Talent Management in April 2002 through the acquisition of Accelio Corporation, a Canadian software company, where she served as Vice President of Human Resources and Learning. In December 2005 Ms. Morris was promoted to Vice President Global Human Resources Operations and subsequently to Senior Vice President Human Resources in March 2007. Ms. Morris is a director of the Society for Human Resource Management and the Adobe Foundation.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Shantanu Narayen Director, Chief Executive Officer

Mr. Narayen currently serves as our President and Chief Executive Officer. He joined Adobe in January 1998 as Vice President and General Manager of our engineering technology group. In January 1999, he was promoted to Senior Vice President, Worldwide Products, and in March 2001 he was promoted to Executive Vice President, Worldwide Product Marketing and Development. In January 2005, Mr. Narayen was promoted to President and Chief Operating Officer, and effective December 2007, he was appointed our Chief Executive Officer and joined our Board of Directors. Mr. Narayen serves on the board of directors of Pfizer Inc., a multinational pharmaceutical corporation. He previously served as a director of Dell Inc. from September 2009 to October 2013. Mr. Narayen holds a B.S. in Electronics Engineering from Osmania University in India, a M.S. in Computer Science from Bowling Green State University and an M.B.A. from the Haas School of Business, University of California, Berkeley.

As our President and Chief Executive Officer and as an Adobe employee for more than 18 years, Mr. Narayen brings to the Board extensive leadership and industry experience, including a deep knowledge and understanding of our business, operations and employees, the opportunities and risks faced by Adobe, and management's current and future strategy and plans. In addition, his service on other boards gives him a strong understanding of his role as a director and a broad perspective on key industry issues and corporate governance matters.

Abhay Parasnis Executive Vice President, Cloud Technology & Services and Chief Technology Officer

Mr. Parasnis joined Adobe in July 2015 as Senior Vice President of Adobe's Cloud Technology & Services organization and Chief Technology Officer. Prior to joining Adobe, he served as President and Chief Operating Officer at Kony,  Inc. from March 2013 to March 2015. From January 2012 to November 2013, Mr. Parasnis was a Senior Vice President and later Strategic Advisor for the Oracle Public Cloud at Oracle. Prior to joining Oracle, he was General Manager of Microsoft Azure AppFabric at Microsoft from April 2009 to December 2011.

Bradley Rencher Executive Vice President and General Manager, Digital Marketing

Mr. Rencher serves as Senior Vice President and General Manager of Adobe's Digital Marketing business unit. Mr. Rencher joined Omniture, Inc. in January 2008 as Vice President of Corporate Development and was promoted to Senior Vice President of Business Operations prior to Adobe's acquisition of Omniture in 2009. Following the acquisition he joined Adobe as Vice President of Business Operations. Mr. Rencher was promoted to Vice President and General Manager, Omniture business unit in 2010 and subsequently to Senior Vice President in 2011. Prior to joining Omniture, Mr. Rencher was a member of the technology investment banking team at Morgan Stanley from 2005 to 2008 and a member of the investment banking team at RBC Capital Markets from 1998 to 2004. Mr. Rencher is a director of the Utah Symphony and Pluralsight.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Daniel L. Rosensweig Director

Mr. Rosensweig is currently President, Chief Executive Officer and Chairman of the board of directors of Chegg.com, an online textbook rental company. Prior to joining Chegg.com in February 2010, Mr. Rosensweig served as President and Chief Executive Officer of RedOctane, a business unit of Activision Publishing, Inc., a developer, publisher and distributor of interactive entertainment and leisure products. Prior to joining RedOctane in March 2009, Mr. Rosensweig was an Operating Principal at the Quadrangle Group, a private investment firm. Prior to joining the Quadrangle Group in August 2007, Mr. Rosensweig served as Chief Operating Officer of Yahoo! Inc., an Internet content and service provider, which he joined in April 2002. Prior to joining Yahoo!, Mr. Rosensweig was President of CNET Networks, Inc., an interactive media company, which he joined in October 2000. Mr. Rosensweig served for 18 years with Ziff-Davis, an integrated media and marketing services company, including roles as President and Chief Executive Officer of its subsidiary ZDNet, from 1997 until 2000 when ZDNet was acquired by CNET. Mr. Rosensweig holds a B.A. in Political Science from Hobart College.

As a result of his current executive position at Chegg.com, as well as his former positions as a senior executive at global media and technology organizations, Mr. Rosensweig provides the Board with extensive and relevant executive leadership, worldwide operations and technology industry experience.

Richard Rowley Vice President, Corporate Controller and Chief Accounting Officer

Mr. Rowley joined Adobe in November 2006 and currently serves as Vice President, Corporate Controller and Principal Accounting Officer. Prior to joining Adobe, Mr. Rowley served as Vice President, Corporate Controller, Treasurer and Principal Accounting Officer at Synopsys, Inc., a semiconductor design software company, from December 2002 to September 2005 and from 1999 to December 2002, Mr. Rowley served as Vice President, Corporate Controller and Principal Accounting Officer. From 1994 to 1999, Mr. Rowley served in several finance-related positions at Synopsys. Mr. Rowley is a certified public accountant. On October 5, 2016, Richard Rowley notified Adobe of his decision to retire as Corporate Controller and Chief Accounting Officer of Adobe following 10 years of service. It is expected Mr. Rowley will retire from this role during the first quarter of fiscal year 2017.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Matthew Thompson Executive Vice President, Worldwide Field Operations

Mr. Thompson currently serves as Executive Vice President, Worldwide Field Operations. Mr. Thompson joined Adobe in January 2007 as Senior Vice President, Worldwide Field Operations. In January 2013, he was promoted to Executive Vice President, Worldwide Field Operations. Prior to joining Adobe, Mr. Thompson served as Senior Vice President of Worldwide Sales at Borland Software Corporation, a software delivery optimization solutions provider, from October 2003 to December 2006. Prior to joining Borland, Mr. Thompson was Vice President of Worldwide Sales and Field Operations for Marimba, Inc., a provider of products and services for software change and configuration management, from February 2001 to January 2003. From July 2000 to January 2001, Mr. Thompson was Vice President of Worldwide Sales for Calico Commerce, Inc., a provider of eBusiness applications. Prior to joining Calico, Mr. Thompson spent six years at Cadence Design Systems,  Inc., a provider of electronic design technologies. While at Cadence, from January 1998 to June 2000, Mr. Thompson served as Senior Vice President, Worldwide Sales and Field Operations and from April 1994 to January 1998 as Vice President, Worldwide Professional Services. Mr. Thompson is a board member of Appirio and the Special Olympics Northern California.

John E. Warnock Co-Chairman of the Board of Directors

Dr. Warnock was a founder of Adobe and has been our Chairman of the Board since April 1989. Since September 1997, he has shared the position of Chairman with Charles M. Geschke. Dr. Warnock served as our Chief Executive Officer from 1982 until December 2000. From December 2000 until his retirement in March 2001, Dr. Warnock served as our Chief Technical Officer. Dr. Warnock currently serves as Chairman of the Board of Salon Media Group, Inc. Dr. Warnock holds a Ph.D. in Electrical Engineering, an M.S. in Mathematics, and a B.S. in Mathematics and Philosophy from the University of Utah.

As a co-founder of Adobe and its former Chief Executive Officer and Chief Technical Officer, Dr. Warnock has experience growing Adobe from a start-up to a large publicly traded company. His nearly 20 years of executive and technological leadership at Adobe provide the Board with significant leadership, operations and technology experience, as well as important perspectives on innovation, management development, and global challenges and opportunities. As Co-Chairman of the Board of Directors of Adobe and Chairman of the Board of Salon, Dr. Warnock has a strong understanding of his role as a director and a broad perspective on key industry issues and corporate governance matters.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

        The Depositary for the Offer is:

If delivering by mail:	If delivering by hand, express mail, courier or any other expedited service:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

        The Information Agent for the Offer is:

        501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND ADOBE